Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

Juniper Pharmaceuticals, Inc.

at

$11.50 Per Share of Common Stock, Net in Cash

by

Catalent Boston, Inc.,

a wholly owned subsidiary of

Catalent Pharma Solutions, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF AUGUST 13, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Catalent Boston, Inc., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Catalent Pharma Solutions, Inc., a Delaware corporation (“Parent”) and wholly owned subsidiary of Catalent, Inc., a Delaware corporation (“Catalent”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Juniper Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at a price per Share of $11.50 (such price, as it may be amended from time to time in accordance with the Merger Agreement (as defined below), the “Offer Price”), net to the seller in cash, without any interest, but subject to and reduced by any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendment or supplement hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendment or supplement thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 2, 2018 (together with any amendment or supplement thereto, the “Merger Agreement”), among Parent, Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged (the “Merger”) with and into the Company pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with the Company continuing as the surviving corporation (the corporation following the Merger, the “Surviving Corporation”). At the effective time of the Merger, each Share issued and outstanding immediately prior to such time (other than any (i) Shares held in the treasury of the Company, (ii) Shares that at the commencement of the Offer were owned by Parent or Purchaser, or any direct or indirect wholly owned subsidiaries of Parent or Purchaser, (iii) Shares irrevocably accepted for purchase in the Offer and (iv) Shares held by the Company’s stockholders who properly demand and perfect appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, the Company’s board of directors (the “Company Board”) unanimously (a) approved and declared advisable the Merger Agreement and transactions contemplated thereby, including the Offer and the Merger, (b) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (c) agreed that the Merger Agreement will be effected under Section 251(h) of the DGCL, (d) recommends that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (e) authorized the Company and its officers to take any and all reasonable actions to further the foregoing objectives and the covenants of the Company set forth in the Merger Agreement.

There is no financing condition to the Offer. The Offer is, however, subject to the satisfaction of the “Minimum Condition” and the other conditions described in Section 13 — “Conditions to the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 7 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

July 17, 2018

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (a) if you are a stockholder of record, complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required document to American Stock Transfer & Trust Co., LLC, the depositary in connection with the Offer (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration time of the Offer, or (b) if you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the expiration time of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase.

* * *

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent in connection with the Offer (the “Information Agent”), at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed on the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

i

SUMMARY TERM SHEET

Catalent Boston, Inc., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Catalent Pharma Solutions, Inc., a Delaware corporation (“Parent”) and wholly owned subsidiary of Catalent, Inc., a Delaware corporation (“Catalent”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Juniper Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at a price per Share of $11.50 (such price as it may be amended from time to time in accordance with the Merger Agreement, the “Offer Price”), net to the seller in cash, without any interest and subject to and reduced by any required withholding of taxes, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent, as the context requires.

WHO IS OFFERING TO BUY MY SHARES OF THE COMPANY?

•

The Offer is made by Purchaser. Purchaser is a recently formed Delaware corporation and a wholly owned subsidiary of Parent. Purchaser was organized in connection with the Offer and has not carried on any activity other than entering into the Merger Agreement and activities in connection with the Offer. See the Introduction and Section 9 — “Certain Information Concerning the Filing Persons.”

•

Parent is a Delaware corporation and a wholly owned subsidiary of Catalent. Parent owns, directly or indirectly, all of Catalent’s operating subsidiaries. Catalent is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer and animal health products. Catalent’s oral, injectable, and respiratory delivery technologies address the full diversity of the pharmaceutical industry, including small molecules, biologics, and consumer and animal health products. Purchaser, Catalent and Parent are each headquartered in Somerset, New Jersey.

•

Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the accompanying Letter of Transmittal, accept and pay for Shares validly tendered and not withdrawn in the Offer.

HOW MANY SHARES OF THE COMPANY COMMON STOCK ARE YOU OFFERING TO PURCHASE?

•	Purchaser is offering to purchase all of the issued and outstanding Shares of the Company. See the Introduction and Section 1 — “Terms of the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES OF COMMON STOCK OF THE COMPANY AND WHAT IS THE FORM OF PAYMENT?

•

Purchaser is offering to pay $11.50 per Share, net to the seller in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES IN YOUR OFFER?

•

If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fee or similar expense. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charge will apply. See the Introduction and Section 1 — “Terms of the Offer.”

WHY IS PURCHASER MAKING THE OFFER?

•

Purchaser is making the Offer because Purchaser and Parent want to acquire the Company. See Section 1 — “Terms of the Offer” and Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•

Yes. Parent, Purchaser and the Company have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

HAS THE COMPANY BOARD APPROVED THE OFFER?

•

Yes. After careful consideration, the Company Board unanimously (a) approved and declared advisable the Merger Agreement and transactions contemplated thereby, including the Offer and the Merger, (b) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (c) agreed that the Merger Agreement will be effected under Section 251(h) of the DGCL, (d) recommends that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (e) authorized the Company and its officers to take any and all reasonable actions to further the foregoing objectives and the covenants of the Company set forth in the Merger Agreement.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

•	The Offer is conditioned upon, among others, the following conditions:

•

There being validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its Affiliates (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received), represent one more Share than 50% of the sum of (x) the total number of Shares outstanding at the time of the expiration of the Offer, plus (y) the aggregate number of Shares then issuable to optionholders from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which such Shares have not yet been issued to such exercising optionholders) (such condition, the “Minimum Condition”); and

•	Other customary conditions.

•

We may waive any condition, in whole or in part, with certain exceptions, including our inability to waive the Minimum Condition without the prior written consent of the Company, at any time and from time to time, subject to the terms of the Merger Agreement.

•	A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1 — “Terms of the Offer” and Section 13 — “Conditions to the Offer.”

IS THE OFFER SUBJECT TO ANY FINANCING CONDITION?

•	No. There is no financing condition to the Offer.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER AND DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

•	We estimate that we will need up to approximately $151.1 million to purchase the Shares and pay related fees and expenses.

•

Our proposal is not subject to a financing contingency, as we have ready access to the capital necessary to consummate the proposed Transaction. Specifically, as of March 31, 2018, we have $392 million in cash on hand. Accordingly, we do not believe that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	cash is the only consideration that we are paying to the holders of Shares in connection with the Offer and, as noted above, we have sufficient cash to purchase all of the outstanding Shares;

•	we are offering to purchase all of the outstanding Shares in the Offer; and

•	if the Offer is consummated, Purchaser will acquire all remaining Shares for the same cash price in the Merger.

•

See Section 10 — “Background of the Offer; Contacts with the Company,” Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements” and Section 12 — “Source and Amount of Funds.”

HOW LONG DO I HAVE TO TENDER MY SHARES?

•

Unless the Offer is earlier terminated, you will have until 12:00 midnight, New York City time, at the end of August 13, 2018 to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration time of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure that is described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase. See also Section 1 — “Terms of the Offer.”

•	In the event the Merger Agreement is terminated prior to the then-scheduled expiration time of the Offer, Purchaser has agreed to promptly, irrevocably and unconditionally terminate the Offer.

UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND YOUR OFFER?

•

If on any then-scheduled expiration time of the Offer, the Minimum Condition to the Offer has not been satisfied or any other condition to the Offer has not been satisfied or waived by Parent or Purchaser, Purchaser has agreed to extend the period during which the Offer remains open on one or more occasions in consecutive increments of ten business days (or such longer period as may be agreed to by Parent and the Company) to permit such condition to the Offer to be satisfied until the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the End Date (defined in the Merger Agreement as January 3, 2019). See Section 1 — “Terms of the Offer.”

•

In addition, Purchaser has agreed to extend the period of time during which the Offer remains open for the minimum period required by applicable law, interpretation or position of the SEC or its staff or the NASDAQ Global Select Market (“NASDAQ”) or its staff. See Section 1 — “Terms of the Offer.”

HOW WILL I BE NOTIFIED IF YOU EXTEND YOUR OFFER?

•

If Purchaser extends the Offer, we will inform American Stock Transfer & Trust Co., LLC, the Depositary for the Offer, of that fact and we will issue a press release giving the new expiration time of the Offer no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1 — “Terms of the Offer.”

HOW DO I TENDER MY SHARES IN YOUR OFFER?

•

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Co., LLC, the Depositary for the Offer, prior to the expiration time of the Offer. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company (“DTC”). If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within two NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery. See Section 3 — “Procedures for Tendering Shares.”

•

In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for the Shares (or of a confirmation of a book-entry transfer of the Shares as described in Section 3 — “Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for the Shares. See also Section 2 — “Acceptance for Payment and Payment for Shares.”

CAN I WITHDRAW SHARES I PREVIOUSLY TENDERED IN YOUR OFFER? UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

You may withdraw previously tendered Shares any time prior to the expiration of the Offer. In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after September 15, 2018, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer. Once Purchaser accepts your Shares for payment upon the expiration of the Offer, you will no longer be able to withdraw them. See Section 4 — “Withdrawal Rights.”

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

To withdraw previously tendered Shares, you must deliver to the Depositary a written or facsimile notice of withdrawal with the required information while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•

If we purchase at least a majority of the outstanding Shares in the Offer and the other conditions to the Merger are satisfied or waived, we will effect the Merger of Purchaser with and into the Company as promptly as practicable in accordance with Section 251(h) of the DGCL and the terms of the Merger Agreement and without a vote by the stockholders of the Company to adopt the Merger Agreement pursuant to Delaware law or any other action by the stockholders of the Company pursuant to Delaware law. If we consummate the Offer, we expect to merge Purchaser with and into the Company as promptly as practicable. See the Introduction to this Offer to Purchase.

•

If the Merger occurs, the Company will continue as the Surviving Corporation and become a wholly owned subsidiary of Parent, and any issued and then outstanding Shares (other than any (i) Shares held in the treasury of the Company, (ii) Shares that at the commencement of the Offer were owned by Parent or Purchaser, or any direct or indirect wholly owned subsidiaries of Parent or Purchaser, (iii) Shares irrevocably accepted for payment in the Offer and (iv) Shares held by the Company’s stockholders who properly demand and perfect appraisal rights under Delaware law) will be canceled and converted automatically into the right to receive the Offer Price, net to the seller in cash, less any applicable withholding taxes and without interest (the “Merger Consideration”). See also the Introduction to this Offer to Purchase.

IF A MAJORITY OF SHARES ARE TENDERED AND ARE ACCEPTED FOR PAYMENT, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

•

If the Merger occurs, the Company will no longer be publicly owned. Even if the Merger does not occur because the conditions to the Merger are not satisfied, if Purchaser purchases all Shares that have been tendered, there may be so few remaining stockholders and publicly held Shares that such Shares may no longer be eligible to be traded through the NASDAQ or any other securities market, there may not be a public trading market for the Shares, and the Company may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC’s rules relating to publicly held companies. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

IF YOU SUCCESSFULLY COMPLETE YOUR OFFER, WHAT WILL HAPPEN TO THE COMPANY BOARD?

•

Upon completion of the Merger, the directors of Purchaser immediately prior to the effective time of the Merger will become the directors of the Company, which will be the surviving company in the Merger.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•

If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will automatically obtain the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

•

If you decide not to tender your Shares in the Offer and we purchase those Shares that have been tendered in the Offer, but the Merger does not occur thereafter because the conditions to the Merger are not satisfied, you will remain a stockholder of the Company, but there may be so few remaining stockholders and publicly held Shares that such Shares will no longer be eligible to be traded through the NASDAQ or any other securities market, there may not be a public trading market for such Shares, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC’s rules relating to publicly held companies. If we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur, subject to the conditions set forth in the Merger Agreement.

•

Following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•

On July 2, 2018, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price on NASDAQ during normal trading hours was $8.70 per Share. Therefore, the Offer Price of $11.50 per Share represents a premium of approximately 32.2% over the closing price of the Shares on the last full trading day before announcement of the Merger Agreement.

•	The Offer Price also represents a premium of approximately 28.3% to the Company’s 30-day volume weighted average price (“VWAP”), or $8.96 per Share, and a premium of approximately 29.5% to the

Company’s 60-day VWAP, or $8.88 per Share, in each case, as of July 2, 2018, the last full trading day prior to the public announcement of the Merger Agreement.

•	On July 16, 2018, the last full trading day before we commenced the Offer, the last reported closing price reported on NASDAQ was $11.40 per Share. See Section 6 — “Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

•

If the conditions to the Offer as set forth in the Introduction and Section 13 — “Conditions to the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $11.50, in cash, without interest (less any amounts required to be deducted and withheld under any applicable law), promptly following expiration of the Offer. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

HOW WILL MY OUTSTANDING COMPANY OPTIONS AND RESTRICTED STOCK UNITS BE TREATED IN THE OFFER AND THE MERGER?

•

The Offer is being made for all outstanding Shares and is not being made for options to purchase Shares (each, a “Stock Option”) or for restricted stock units relating to Shares (each, a “Restricted Stock Unit” and together with the Stock Options, the “Company Compensatory Awards”).

•

Any Stock Options that you hold may not be tendered into the Offer. If you wish to tender Shares underlying Stock Options, you must first exercise your Stock Options (to the extent then vested and exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer.

•

If Purchaser accepts the Shares for payment, all unvested Stock Options will accelerate and vest. Accordingly, prior to Purchaser’s acceptance of the Shares for payment, each holder of Stock Options may provide the Company with a notice of exercise with respect to both such holder’s vested and unvested Stock Options. Upon Purchaser’s acceptance of the Shares for payment, each holder of Stock Options who has provided the Company with a notice of exercise with respect to such holder’s Stock Options will become entitled to receive in the Merger an amount equal to (i) the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Stock Option, by (ii) the aggregate number of shares of Common Stock issuable upon exercise of such Stock Option immediately prior to the effective time of the Merger.

•

Each Stock Option that is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled and extinguished and, in exchange therefor, each former holder of any such Stock Option shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Stock Option, by (ii) the aggregate number of shares of Common Stock issuable upon exercise of such Stock Option immediately prior to the effective time of the Merger.

•

Each unvested Restricted Stock Unit that is outstanding immediately prior to the effective time of the Merger shall be cancelled and extinguished and, in exchange therefor, each former holder of any such Restricted Stock Unit shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the Merger Consideration.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO ME?

•

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder (as defined in Section 5 — “U.S. Federal Income Tax Consequences of the Offer and the Merger”) whose Shares are sold pursuant to the

Offer or exchanged for cash pursuant to the Merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. If you are a Non-U.S. Holder (as defined in Section 5 — “U.S. Federal Income Tax Consequences of the Offer and the Merger”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you sell pursuant to the Offer or exchange in the Merger. All stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger. See Section 5 — “U.S. Federal Income Tax Consequences of the Offer and the Merger.”

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

•

You will not have appraisal rights in connection with the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of such Shares. This value may be the same as, or more or less than, the Offer Price that we are offering to pay the stockholders in the Offer. See Section 15 — “Certain Legal Matters.”

•

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any available appraisal right and is qualified in its entirety by reference to Delaware law, including without limitation the DGCL.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call the Information Agent, toll-free at (800) 322-2885. See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” will be to United States dollars.

To All Holders of Shares of Juniper Pharmaceuticals, Inc.

INTRODUCTION

Catalent Boston, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Catalent Pharma Solutions, Inc., a Delaware corporation (“Parent”) and wholly owned subsidiary of Catalent, Inc., a Delaware corporation (“Catalent”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Juniper Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at a price of $11.50 per Share (such price as it may be amended from time to time in accordance with the Merger Agreement (as defined below), the “Offer Price”), net to the seller in cash, without any interest and subject to and reduced by any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendment or supplement hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendment or supplement thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). This Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 2, 2018 (together with any amendment or supplement thereto, the “Merger Agreement”), among Parent, Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged (the “Merger”) with and into the Company with the Company continuing as the surviving corporation (the corporation following the Merger, the “Surviving Corporation”) and a wholly owned subsidiary of Parent. Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer, accept and pay for Shares validly tendered and not withdrawn in the Offer.

If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker or bank as to whether they charge any service fee. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, you may be subject to a required backup withholding of 24% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 3 — “Procedures for Tendering Shares” and Section 5 — “U.S. Federal Income Tax Consequences of the Offer and the Merger.” We will pay all charges and expenses of American Stock Transfer & Trust Co., LLC, the depositary in connection with the Offer (the “Depositary”), and MacKenzie Partners, Inc., the information agent in connection with the Offer (the “Information Agent”).

The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the “Minimum Condition” and the other conditions described in Section 13 — “Conditions to the Offer.”

The Offer will expire at 12:00 midnight, New York City time, at the end of Monday, August 13, 2018, unless the Offer is extended or earlier terminated. See Section 1 — “Terms of the Offer,” Section 13 — “Conditions to the Offer” and Section 15 — “Certain Legal Matters.”

After careful consideration, the Company’s board of directors (the “Company Board”) unanimously (a) approved and declared advisable the Merger Agreement and transactions contemplated thereby, including the Offer and the Merger, (b) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (c) agreed that the Merger Agreement will be effected under Section 251(h) of the Delaware General Corporation Law (the “DGCL”), (d) recommends that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (e) authorized the Company and its officers to take any and all reasonable actions to further the foregoing objectives and the covenants of the Company set forth in the Merger Agreement.

A more complete description of the Company Board’s reasons for authorizing and approving the Merger Agreement and recommending that holders of Shares accept the Offer and tender their Shares into the Offer is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed with the SEC in connection with the Offer and will be mailed to the Company’s stockholders with this Offer to Purchase and the Letter of Transmittal.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than any (i) Shares held in the treasury of the Company, (ii) Shares that at the commencement of the Offer were owned by Parent or Purchaser, or any direct or indirect wholly owned subsidiaries of Parent or Purchaser, (iii) Shares irrevocably accepted for purchase in the Offer and (iv) Shares held by the Company’s stockholders who properly demand and perfect appraisal rights under Delaware law) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price payable, without interest but subject to and reduced by any required withholding taxes, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent’s Message (as defined below) relating to such Shares. The Merger Agreement is more fully described in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

If the Minimum Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, the Merger will be consummated in accordance with Section 251(h) of the DGCL. A vote of holders of Shares to adopt the Merger Agreement is not required in the event the Merger is consummated pursuant to Section 251(h) of the DGCL, which provides that, if a corporation owns more than 50% of the outstanding shares of each class and series of stock of a subsidiary corporation following the consummation of a tender offer, and subject to certain other conditions and limitations, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the stockholders of such other corporation. Therefore, if Purchaser owns more than 50% of the outstanding Shares, under applicable law, Purchaser and Parent will be able to complete the Merger without any vote on the adoption of the Merger Agreement by the holders of Shares.

Stockholders who have not tendered their Shares and continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15 — “Certain Legal Matters.”

The Minimum Condition will be satisfied once the number of Shares that Parent and its controlled Affiliates beneficially own (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received), represents one more than 50% of the sum of (x) the total number of Shares outstanding at the time of the expiration of the Offer, plus (y) the aggregate number of Shares then issuable to optionholders from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which such Shares have not yet been issued to such exercising optionholders). See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

United States federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger are described in Section 5 — “U.S. Federal Income Tax Consequences of the Offer and the Merger.”

If, between the date of the Merger Agreement and the date on which any particular Share is accepted for payment pursuant to the Offer, there occurs a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares, the Offer Price will be appropriately and proportionately adjusted to provide to the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such action.

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

The Company has provided Parent with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

THE OFFER

1.	Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration time of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.”

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13 — “Conditions to the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Termination of the Merger Agreement” occur.

To the extent permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other applicable law, we expressly reserve the right to waive any condition and to make any other change to the terms and conditions of the Offer. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of the Company:

1.	Amend, modify or waive the Minimum Condition;

2.	Decrease the number of Shares sought to be purchased in the Offer;

3.

Reduce the Offer Price, except to the extent required to adjust appropriately and proportionally the Offer Price to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares;

4.	Increase the Offer Price, except in response to a change in recommendation or a superior proposal notice;

5.	Extend or otherwise change the expiration time of the Offer, except as provided in the Merger Agreement;

6.	Change the form of the consideration payable in the Offer;

7.	Impose any condition to the Offer in addition to the Offer Conditions;

8.	Amend, modify or supplement any of the terms of the Offer in any manner adversely affecting, or that could reasonably be expected to have an adverse effect on, any of the holders of Shares; or

9.	Take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

We may provide additional cash consideration in addition to the Offer Price with the consent of the Company. If, on or before the expiration time of the Offer, we provide additional cash consideration in addition to the Offer Price being paid for Shares accepted for payment in the Offer, this increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, as applicable, whether or not their Shares were tendered before the announcement of the increase in consideration.

We will extend the Offer for any period required by the SEC or the staff thereof. We will also, if at any then-scheduled expiration time of the Offer any condition to the Offer has not been satisfied or waived (to the extent permitted under applicable laws), extend the period during which the Offer remains open on one or more occasions in increments of no more than ten business days (or such longer period as may be agreed to by Parent and the Company) until the earlier of the (i) termination of the Merger Agreement in accordance with its terms and (ii) the End Date. In the event the Merger Agreement is terminated prior to the then-scheduled expiration time of the Offer, Purchaser has agreed, and Parent has agreed to cause Purchaser, to promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

There can be no assurance that we will be required or permitted under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 — “Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, to not accept for payment any Shares if, at the expiration time of the Offer, any of the conditions to the Offer set forth in Section 13 — “Conditions to the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, to delay acceptance of Shares and to delay payment for Shares pending, if applicable, receipt of any governmental regulatory approval specified in Section 15 — “Certain Legal Matters.” See Section 13 — “Conditions to the Offer” and Section 15 — “Certain Legal Matters,” without prejudice to our rights set forth in Section 13 — “Conditions to the Offer.” Our reservation of the right to delay the acceptance of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return Shares deposited by or on behalf of tendering stockholders promptly after the termination of the Offer.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the Offer in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release and making any appropriate filing with the SEC.

The Company has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the expiration time of the Offer, we will accept for payment, purchase and pay for, all Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending, if applicable, receipt of any regulatory or governmental approvals specified in Section 15 — “Certain Legal Matters.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantee (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 — “Procedures for Tendering Shares”) in lieu of the Letter of Transmittal), and (c) any other document required by the Letter of Transmittal or any other customary document required by the Depositary. See Section 3 — “Procedures for Tendering Shares.”

For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstance will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for these unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” these Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3.	Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantee, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other document required by the Letter of Transmittal or any other customary document required by the Depositary, must be received by the

Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration time of the Offer and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) these Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the expiration time of the Offer, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer the Shares into the Depositary’s account in accordance with DTC’s procedures for the transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantee, or an Agent’s Message in lieu of the Letter of Transmittal, and any other document required by the Letter of Transmittal or any other customary document required by the Depositary, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the expiration time of the Offer, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including any of the Security Transfer Agents Medallion Program and the Stock Exchanges Medallion Program or an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the expiration time of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration time of the Offer, or who cannot deliver all required documents to the Depositary prior to the expiration time of the Offer, may tender such Shares by satisfying all of the requirements set forth below:

•	Such tender is made by or through an Eligible Institution;

•

A properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the expiration time of the Offer; and

•

The certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal or any other customary document required by the Depositary, are received by the Depositary within two trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF THIS DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Notwithstanding any provision of the Merger Agreement, we will pay for Shares validly tendered pursuant to the Offer, and not properly withdrawn, prior to the expiration time of the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) these Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantee (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary document required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstance will we pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints our designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of the Company or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Catalent, Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding. In order to avoid “backup withholding” at the applicable rate on payments of cash pursuant to the Offer, a stockholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the IRS may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding at the applicable rate. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. persons should complete and sign an appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. The various IRS Forms W-8 may be obtained from the Depositary or at www.irs.gov. See Instruction 9 to the Letter of Transmittal.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a stockholder’s U.S. federal income tax liability provided that such stockholder furnishes the required information to the IRS in a timely manner.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the expiration time of the Offer as explained below. Further, if Purchaser has not accepted Shares for payment by September 15, 2018, they may be withdrawn at any time prior to our acceptance for payment after that date.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Catalent, Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the expiration time of the Offer.

If we extend the Offer, delay our acceptance for payment of Shares, or we are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to our rights under the Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 prior to the expiration time of the Offer or as otherwise required by Rule 14e-1(c) under the Exchange Act.

5.	U.S. Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of U.S. federal income tax consequences of the Offer and the Merger to stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations and administrative and judicial interpretations of the Code and these regulations, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or the Merger or that any such contrary position would not be sustained by a court.

This summary is limited to stockholders who hold Shares as capital assets within the meaning of the Code (generally, property held for investment purposes). In addition, this summary does not address tax considerations that may be applicable to a stockholder’s particular circumstances or to stockholders that may be subject to special tax rules (e.g., small business investment companies, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, or grantor trusts, retirement plans, broker-dealers, S corporations, partnerships and other pass-through entities, trusts, stockholders liable for the alternative minimum tax, traders who elect to apply a mark-to-market method of accounting, U.S. expatriates and tax-exempt organizations), persons that own or have owned more than 5% of any class of shares by vote or by value (whether actually or constructively), U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, dissenting stockholders who exercise appraisal rights with respect to their Shares, stockholders who acquired Shares in connection with stock options, stock purchase or restricted stock plans or in other compensatory transactions, or stockholders that acquired or hold Shares as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. This summary does not address holders of restricted stock or restricted stock units, holders of options to purchase the Company’s Shares or holders of restricted stock awards. In addition, this summary does not address any U.S. federal estate or gift tax consequence, any consequence of the Medicare tax on net investment income or any state, local or foreign tax consequence, of the Offer and the Merger.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Shares who or that, for U.S. federal income tax purposes, is (i) an individual citizen or resident of the United States; (ii) a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, or of any state or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a U.S.-based court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under the applicable U.S. Treasury Regulations.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of Shares who or that is neither a U.S. Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes). If a partnership, or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partnership’s activities. Accordingly, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold Shares, and persons treated as partners in such entities are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Offer and the Merger. We urge you to consult your own tax advisor with respect to the particular U.S. federal, state, and local, or foreign tax consequences of the Offer and the Merger to you.

U.S. Holders

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in connection with the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares surrendered. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gain recognized by individuals and other non-corporate U.S. Holders is generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses are subject to certain limitations.

Non-U.S. Holders

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain from the receipt of cash in exchange for Shares in the Offer or the Merger unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States), in which event (i) the Non-U.S. Holder will be subject to

U.S. federal income tax in the same manner as if it were a U.S. Holder (but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9) and (ii) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty);

•

the Non-U.S. Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares, net of certain losses; or

•

the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the consummation of the Offer or the Merger, as applicable, and (ii) the Non-U.S. Holder’s holding period in the Shares, and the Non-U.S. Holder owned (directly, indirectly or constructively) more than 5% of the Shares at any time during the applicable period. Although there can be no assurances in this regard, the Company does not believe that it is, was or will become a United States real property holding corporation for U.S. federal income tax purposes at any time during the five-year period preceding the Offer or the Merger, as applicable.

Information Reporting and Backup Withholding

Stockholders tendering Shares pursuant to the Offer or the Merger may be subject to information reporting and backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3 — “Procedures for Tendering Shares.” Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a stockholder’s U.S. federal income tax liability provided that such stockholder furnishes the required information to the IRS in a timely manner.

6.	Price Range of Shares; Dividends

The Shares are traded on NASDAQ under the symbol “JNP.” The following table sets forth, for the periods indicated, the high and low closing prices per Share on NASDAQ as reported in published financial sources and the Company’s prior filings with the SEC.

	High	Low
Fiscal Year Ended December 31, 2016:
Quarter ended March 31, 2016	$10.21	$5.30
Quarter ended June 30, 2016	$7.94	$6.00
Quarter ended September 30, 2016	$8.00	$4.30
Quarter ended December 31, 2016	$6.40	$5.00

Fiscal Year Ended December 31, 2017:
Quarter ended March 31, 2017	$5.80	$4.55
Quarter ended June 30, 2017	$6.10	$3.65
Quarter ended September 30, 2017	$5.40	$4.30
Quarter ended December 31, 2017	$5.40	$4.40

Current Fiscal Year Ending December 31, 2018:
Quarter ended March 31, 2018	$13.25	$4.80
Quarter ended June 30, 2018	$11.15	$7.60
Current Quarter (through July 16, 2018)	$11.45	$8.65

On July 2, 2018, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price on NASDAQ during normal trading hours was $8.70 per Share. The Offer Price represents an approximately 32% premium to the trading price at which the Shares closed on July 2, 2018, the last trading day before the announcement of the Merger Agreement.

The Company has never paid dividends on its capital stock. In the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, the Company indicated that it did not anticipate the payment of cash dividends in the foreseeable future, and that it intends to retain any earnings for use in the development and expansion of its business.

Additionally, under the terms of the Merger Agreement, neither the Company nor its subsidiaries are permitted to declare or pay any dividends on or make other distribution in respect of any of its capital stock other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent and distributions resulting from the vesting or exercise of Company Compensatory Awards. See Section 14 — “Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations

Effect of Merger. Following the completion of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, and the Company will be the Surviving Corporation. At the effective time of the Merger, the Restated Certificate of Incorporation of the Company, as amended, will be amended and restated in its entirety in the form attached to the Merger Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until further amended. Also at the effective time of the Merger, the Amended and Restated Bylaws of the Company, as amended, will be amended and restated in their entirety in the form attached to the Merger Agreement, and, as so amended and restated, will be the bylaws of the Surviving Corporation until further amended. At the effective time of the Merger, the directors of Purchaser will become the directors of the Surviving Corporation and the officers of the Company will be the officers of the Surviving Corporation, each until their respective successors are duly elected or appointed.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be the same, greater or less than the Offer Price.

NASDAQ Listing. While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on any such NASDAQ market, the market for the Shares could be adversely affected. According to published guidelines of The NASDAQ Stock Market, LLC, NASDAQ would consider disqualifying the Shares for listing on the Nasdaq Global Select Market (though not necessarily for listing on The NASDAQ Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of beneficial holders of round lots of Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, the Company has stockholders’ equity of less than $10 million, or the bid price for the Shares over a 30 consecutive business day period is less than $1. Furthermore, NASDAQ would consider delisting the Shares from NASDAQ altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (e) the bid price for the Shares over a 30 consecutive business day period is less than $1, or (f) (i) the Company has stockholders’ equity of less than $2.5 million, (ii) the market value of the Company’s listed securities is less than $35 million over a 10 consecutive business day period, and (iii) the Company’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

If NASDAQ were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares. We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act (with respect to “going private” transactions) would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the list of margin securities of the Federal Reserve Board or eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning the Company

The following description of the Company and its business has been taken from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (the “March 2018 Form 10-Q”), and is qualified in its entirety by reference to such reports.

The Company is a diversified healthcare company with core businesses consisting of its Crinone® (progesterone gel) (“Crinone”) franchise and its fee-for-service pharmaceutical development and manufacturing business called Juniper Pharma Services (“JPS”). In addition, the Company seeks to use its differentiated intravaginal ring (“IVR”) technology to advance a pipeline of product candidates intended to address unmet needs in women’s health, through either internal development or external partnering.

In September 2017, the Company announced a reduction of approximately 8% of its workforce, primarily in the areas of new product research and development, in order to focus its resources on its core businesses. In addition, as part of its more focused research and development strategy, the Company completed its in vivo preclinical studies and, as of its March 2018 Form 10-Q, had expected to finalize the results of these studies for its IVR programs, which consist of JNP-0101, JNP-0201 and JNP-0301 (the “IVR program”) in the first half of 2018. Effective in April 2018, however, the Company partnered the development of its IVR program to Daré Bioscience, Inc. (“Daré”) (as described in greater detail below).

In January 2018, the Company announced that it would be exploring strategic alternatives in order to enhance shareholder value. It engaged Rothschild Global Advisory Group as its independent financial advisor to assist it and its Board of Directors in evaluating potential strategic alternatives.

In April 2018, the Company partnered the development its differentiated IVR technology to Daré to advance a pipeline of product candidates intended to address the unmet needs in women’s health. In addition, under the agreement, Daré licensed worldwide rights to the Company’s IVR technology and will be responsible for conducting all research, development and commercial activities for the IVR program.

The Company’s commercial product and product development programs utilize its proprietary drug delivery technologies, which it believes is suited to applications in women’s health. These technologies consist of the Company’s bioadhesive delivery system, a polymer designed to adhere to epithelial surfaces or mucosa and achieve sustained and controlled delivery of active drug product and its IVR technology.

The Company currently receives product revenues from Crinone, an 8% progesterone bioadhesive vaginal gel designed for progesterone supplementation or replacement as part of an assisted reproductive technology (“ART”) treatment for infertile women with progesterone deficiency. The Company supplied Crinone to Merck KGaA internationally, and sold the rights to Crinone to Allergan, plc (“Allergan”) in the United States. In January 2018, the Company announced the extension of the supply agreement with Merck KGaA through at least December 31, 2024.

Through the Company’s subsidiary, JPS, it offers a range of technical services to the pharmaceutical and biotechnology industry on a fee-for-services basis. Within its services offering, the Company provides its customers expertise on the characterization, development and manufacturing of small-molecule compounds. The Company provides services for its customers’ drug candidates that extend from early development through to clinical trials manufacturing. It also supports its customers with advanced analytical and consulting services for intellectual property issues, and it has particular problem-solving expertise in addressing challenging compounds that are considered “difficult to progress.”

The Company’s strategy, as reported in its public filings, is to support the growth of Crinone in key markets and expand JPS’s technical and geographic reach, while at the same time advancing a pipeline of new product candidates through external partnering. It believes this strategy positions the Company well for capital-efficient growth. Internally funded research and development expenditures were $6.9 million, $9.7 million and $7.0 million for the fiscal years ended December 31, 2017, 2016 and 2015, respectively.

Crinone is approved for marketing in the United States, Europe, Asia, Japan and certain other markets, and is the primary source of the Company’s commercial revenue. The Company has licensed Crinone to its commercial partner, Merck KGaA, for markets outside the United States and receives product revenues from the manufacture and sale of Crinone internationally. In 2010, the Company sold to Allergan the U.S. intellectual property rights relating to Crinone and received royalty revenues from Allergan based on its U.S. sales through October 2016, at which point the Company agreed with Allergan to terminate ongoing royalty revenue in exchange for a one-time payment. As part of that transaction, the Company transferred its U.S. trademark registration in “CRINONE” to an affiliate of Allergan, although the Company continues to own trademark registrations for the mark outside of the U.S. Merck KGaA has advised the Company that it continues to introduce Crinone in new countries. In April 2013, the Company’s license and supply agreement with Merck KGaA for the sale of Crinone outside the United States was renewed for an additional five-year term, extending the expiration date to May 19, 2020. Under the terms of the Company’s license and supply agreement with Merck KGaA as in effect through May 2020, the Company sells Crinone to Merck KGaA on a country-by-country basis at the greater of (i) direct manufacturing cost plus 20% or (ii) a percentage of Merck KGaA’s net selling price based on a tiered structure. Additionally, the Company is jointly cooperating with Merck KGaA to evaluate and implement clinical manufacturing cost reductions, with both parties sharing any benefit realized from these initiatives. In January 2018, the Company announced the extension of this supply agreement through at least December 31, 2024. This extension allows for a volume tiered, fixed price per unit with minimum annual volume guarantees, beginning on July 1, 2020. If, at the end of the supply term, the parties cannot agree upon mutually acceptable terms for renewal of the supply arrangement, Merck KGaA will have the option to negotiate the purchase of all Company assets related to the Crinone supply chain and to transfer the manufacturing to a third party or take over the management of the product’s supply.

Under its Exclusive License Agreement with Daré (the “Daré License Agreement”), the Company granted Daré (a) an exclusive worldwide license under certain patent rights (i) owned by the Company and (ii) exclusively licensed to the Company under the License Agreement, dated as of March 25, 2015, between the Company and The General Hospital Corporation, as amended, to make, have made, use, have used, sell, have sold, import and have imported products and processes; and (b) a non-exclusive worldwide license under certain technological information owned by the Company to make, have made, use, have used, sell, have sold, import and have imported products and processes. Daré is also entitled to sublicense the rights granted to it under the Daré License Agreement. Pursuant to the Daré License Agreement, the Company received a $250,000 license fee from Daré in connection with the execution of the Daré License Agreement, and the Company is entitled to receive an annual license maintenance fee from Daré in the amount of $50,000 for the first two anniversaries of the effective date of the Daré License Agreement, increasing to $100,000 for each anniversary thereafter. The Company is also entitled to receive potential future development and sales milestone payments of up to $43.8 million (up to $13.5 million in development milestones and up to $30.3 million in sales milestones) for each product or process covered by the licenses granted under the Daré License Agreement, and is eligible to receive mid-single-digit to low double-digit royalties based on worldwide net sales of products and processes covered by the licenses granted under the Daré Licensee Agreement. The royalty term shall terminate on a product-by-product basis (or process-by-process) basis on the latest of (i) the expiration date of the last valid claim within the licensed patent rights in a country, (ii) 10 years following the first commercial sale of a product or process in a country, or (iii) the entry of generic competition for a product or process in a country, provided that if there is no generic competition for a product or process in a country by the 10-year anniversary of the first commercial sale of a product or process in a country, the royalty term shall terminate on the 10-year anniversary of the first commercial sale of such product or process in the country. In addition, if Daré sublicenses any of its rights under the Daré License Agreement, the Company is eligible to a low double-digit percentage of all sublicense income received by Daré for the sublicense of such rights to a third party, in lieu of the royalties on net sales noted above.

On November 14, 2016, the Company filed with the SEC restated audited consolidated financial statements for the fiscal years ended December 31, 2013 through December 31, 2015, including the unaudited consolidated financial information for each quarterly period within the fiscal years ended December 31, 2014 and 2015, and restated unaudited consolidated financial statements for the quarters ended March 31, 2016 and June 30, 2016 and the related quarters in 2015, in order to correct certain timing errors regarding how it recognized revenue from its Crinone supply contract with an affiliate of Merck KGaA. On January 24, 2017, the Company received a subpoena from the SEC requesting information concerning these restatements and related issues. The Company responded to the subpoena and is cooperating with the SEC’s inquiry, including the taking of testimony from former Company employees and others. Parent understands that the inquiry is ongoing but does not believe the outcome of the investigation will be material to it; nonetheless, none of Catalent, Parent, or Purchaser can provide any assurance regarding that outcome.

Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of the Company’s securities, any material interest of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov. The Company also maintains an Internet website at www.juniperpharma.com. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Certain Prospective Financial Information.

In connection with Parent’s due diligence, on or about April 5, 2018, the Company provided to Parent certain internal financial and operating information and, on or about May 25, 2018, certain revised internal financial and operating information (such revised internal financial and operating information, the “Forecasts”), in each case, with respect to the business, operations and prospects of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company. The Forecasts were based on the Company’s subjective estimate of its future financial performance as of the date they were provided. Parent used the Forecasts in connection with its analyses with respect to the Company in negotiating the terms and conditions of the Offer and the Merger. Included below are the material portions of the Forecasts prepared by the Company to give stockholders access to certain nonpublic information for purposes of considering and evaluating the Offer and the Merger. The inclusion of this information should not be regarded as an indication that any of Catalent, Parent, Purchaser, the Company and their respective affiliates, officers, directors and other representatives considered, or now considers, this information to be a reliable prediction of actual future results, and such data should not be relied upon as such. None of Catalent, Parent, Purchaser, the Company, and their respective affiliates, officers, directors, advisors, employees, and other representatives has made or makes any representations to any person regarding any of the assumptions underlying the Forecasts, the accuracy of the calculations embodied in the Forecasts, or the ultimate performance of the Company compared to the information contained in the Forecasts, and none of them intends to provide any update or revision of the Forecasts.

Forecasts for 2018-2022 (in millions) (1)

	2018E	2019E	2020E	2021E	2022E
JPS revenue	$23.1	$26.1	$29.8	$35.2	$46.9
Crinone revenue	41.6	39.7	42.4	45.7	48.4

Total revenue	64.7	65.8	72.2	80.9	95.4
EBITDA (2)	12.4	12.1	14.8	18.1	24.2
Income from operations (3)	10.1	8.8	11.3	14.0	19.7
Capital expenditures	5.4	5.7	6.2	7.3	4.6
Changes in net working capital	0.8	(1.1)	0.5	0.6	1.5

(1)	Forecasts provided by the Company excluded all IVR-related items.
(2)	“EBITDA” means operating profit before interest, taxes, depreciation, and amortization.
(3)	“Income from operations” means operating profit before interest and taxes.

Parent understands that the Company developed the Forecasts under the assumption of continued standalone operation and did not give effect to any change in the Company’s operations or expense as a result of the transactions contemplated by the Merger Agreement or any effects of such transactions. Parent does not believe that the Company prepared the Forecasts with a view toward public disclosure, and, accordingly, they do not comply with the rules of the SEC or guidance established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information under U.S. generally accepted accounting principles (“GAAP”). Neither the Company’s independent auditors nor any other independent auditors have compiled or examined the Forecasts or performed any procedure with respect to the Forecasts, nor have they expressed any opinion or other form of assurance on the Forecasts or their achievability, nor have they assumed any responsibility for the accuracy or completeness of the Forecasts.

The Forecasts, while presented with numerical specificity, were based on numerous variables, estimates and assumptions that necessarily involve judgments with respect to, among other things, future economic, competitive, regulatory, and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond the Company’s control. The Forecasts also reflect the Company’s assumptions as to certain business decisions that are subject to change. Given that the Forecasts cover multiple years, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and the achievability of the Forecasts include, but are not limited to, risks and uncertainties pertaining to the Company’s business, including those risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, subsequent Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. In addition, the Forecasts may be affected by the Company’s ability to achieve strategic goals, objectives, and targets over the applicable period. The Forecasts also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Company’s business, changes in general business or economic conditions, certain accounting assumptions, timing of business investments, changes in actual or projected cash flows, competitive pressures, and changes in tax or other laws or regulations or any other transaction or event that has occurred or that may occur and whose effect was not anticipated when the Forecasts were prepared.

In addition, the Forecasts do not take into account any circumstance, transaction or event occurring after the dates on which the Forecasts were prepared and do not give effect to any change or expense as a result of the Offer, the Merger, or any other transaction contemplated by the Merger Agreement. Accordingly, actual results will differ, and may differ materially, from those contained in the Forecasts. There can be no assurance that the financial results in the Forecasts will be realized, or that future actual financial results will not materially vary from those estimated in the Forecasts.

The inclusion of selected elements of the Forecasts should not be regarded as an indication that any of Catalent, Parent, Purchaser, the Company, or their respective affiliates, officers, directors, advisors, employees, or other representatives considers the Forecasts to be necessarily predictive of actual future events, and this information should not be relied upon as such. None of Catalent, Parent, Purchaser, the Company, or their respective affiliates, officers, directors, advisors, employees, or other representatives gives any stockholder of the Company or any other person any assurance that actual results will not differ materially from the Forecasts, and, except as otherwise required by law, none of Catalent, Parent, Purchaser, the Company, or their respective affiliates, officers, directors, advisors, employees, and other representatives undertakes any obligation to update or otherwise revise or reconcile the Forecasts to reflect circumstances existing after the dates on which the Forecasts were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Forecasts are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the Forecasts, readers are cautioned not to place undue reliance on the Forecasts prepared by the Company included in this Offer to Purchase. None of Catalent, Parent or Purchaser and their respective affiliates, officers, directors, advisors or other representatives expresses any opinion regarding the Forecasts.

Sources of Information. Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources.

9.	Certain Information Concerning the Filing Persons

Each of Catalent, Parent and Purchaser is a corporation incorporated under the laws of Delaware.

Catalent is a public holding company and is the indirect owner of Parent.

Parent is Catalent’s principal operating subsidiary and owns, directly or indirectly, all of Catalent’s other operating subsidiaries.

Purchaser is a Delaware corporation and a wholly owned subsidiary of Parent. Purchaser was organized by Parent to acquire the Company and has not conducted any other activity since its organization. All outstanding shares of capital stock of Purchaser are owned by Parent.

Each of Catalent, Parent and Purchaser has its principal office located at 14 Schoolhouse Road, Somerset, New Jersey 08873, and each of Catalent’s, Parent’s and Purchaser’s telephone number is (732) 537-6200.

Catalent is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer and animal health products. Catalent’s oral, injectable, and respiratory delivery technologies address the full diversity of the pharmaceutical industry, including small molecules, biologics, and consumer and animal health products. Through Catalent’s extensive capabilities and deep expertise in product development, Catalent helps its customers take products to market faster, including nearly half of new drug products approved by the U.S. Food and Drug Administration in the last decade. Catalent’s advanced delivery technology platforms, including those in its Softgel Technologies and Drug Delivery Solutions segments, its proven formulation, manufacturing, and regulatory expertise, and its broad and deep intellectual property enable Catalent’s customers to develop more products and better treatments for patients and consumers. Across both development and delivery, Catalent’s commitment to reliably supply its customers’ and their patients’ needs is the foundation for the value Catalent provides; annually, Catalent produces approximately 72 billion doses for nearly 7,000 customer products, or approximately 1 in every 20 doses of such products taken each year by patients and consumers around the world. Catalent believes that through its investments in growth-enabling capacity and capabilities, its ongoing focus on operational and quality excellence, the sales of existing customer products, the introduction of new customer products, its innovation activities and patents, and its entry into new markets, Catalent will continue to benefit from attractive and differentiated margins, and realize the growth potential from these areas.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of each of Catalent, Parent and Purchaser and certain other information are listed in Schedule A to this Offer to Purchase. During the last five years, none of the Filing Persons or, to the best knowledge of Catalent, Purchaser and Parent, any of the persons listed in Schedule A to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase, none of the Filing Persons or, to the knowledge of Catalent, Purchaser and Parent, any of the persons listed in Schedule A to this Offer to Purchase, or any associate or majority-owned subsidiary of any Filing Person or any of the persons listed in Schedule A to this Offer to Purchase, beneficially owns any equity security of the Company, and none of the Filing Persons or, to the knowledge of Catalent, Parent and Purchaser, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

Except as described in the Tender Offer Statement on Schedule TO filed by Catalent, Parent and Purchaser with the SEC pursuant to Rule 14d-3 under the Exchange Act (the “Schedule TO”), of which this Offer to Purchase forms a part, (i) there has not been any contact, transaction or negotiation between any of the Filing Persons, any of their respective subsidiaries or, to the knowledge of Purchaser and Parent, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that must be disclosed pursuant to the rules and regulations of the SEC, and (ii) none of the Filing Persons or, to the knowledge of Purchaser and Parent, any of the persons listed on Schedule A to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

10.	Background of the Offer; Contacts with the Company

Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and the Company

The following contains a description of material contacts between representatives of Catalent or Parent, on the one hand, and representatives of the Company, on the other hand, that resulted in the execution of the Merger Agreement. For a review of the Company’s activities relating to these material contacts, please refer to the Company’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

The following chronology does not purport to catalogue every conversation among the members of the Company Board or of the board of directors of Catalent (the “Catalent Board”), members of the Company’s management, members of Catalent and Parent management, other Company representatives, or other representatives of Catalent or Parent.

The Catalent Board and Catalent’s executive management regularly evaluate various strategies to improve Catalent’s competitive position and enhance value for its stockholders, including opportunities for acquisitions of other companies or their assets. Catalent also meets with potential partners and acquisition targets as applicable to understand these companies’ businesses and evaluate potential opportunities.

On January 31, 2018, the Company publicly announced plans to explore strategic alternatives to enhance shareholder value and that it had engaged Rothschild & Co. (“Rothschild”) as its financial advisor to assist the Company and the Company Board in evaluating potential such alternatives.

On February 6, 2018, at the direction of the Company, representatives of Rothschild contacted representatives of Parent to inquire if Parent might have an interest in pursuing a strategic transaction involving the Company.

On February 16, 2018, Catalent Pharma Solutions, LLC, a subsidiary of Parent, entered into a confidentiality agreement (the “Confidentiality Agreement”) with the Company, which included customary non-disclosure and standstill provisions. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Confidentiality Agreement” for additional information regarding the Confidentiality Agreement.

Following the execution of the Confidentiality Agreement, representatives of Rothschild provided Parent an information package on the Company and access to a limited online data room.

On February 28, 2018, at the direction of the Company, representatives of Rothschild distributed, an initial bid instruction letter to a subsidiary of Parent. The letter indicated a deadline for submitting a preliminary non-binding indication of interest by March 15, 2018.

On March 13, 2018, representatives of Catalent and Parent met with the Mergers and Acquisitions Committee of the Catalent Board (the “Catalent M&A Committee”) to discuss the proposed transaction. The Catalent M&A Committee supported Parent’s continued participation in discussions regarding the potential acquisition of the Company and the submission of a preliminary non-binding indication of interest.

On March 15, 2018, Parent provided representatives of Rothschild with a written preliminary non-binding indication of interest, which provided for an all-cash acquisition of the entire equity interest in the Company at a price of $10.50 per Share and was subject to the satisfactory completion of due diligence and other customary conditions. The closing price for the Shares on that day was $12.50 per Share.

On March 21, 2018, at the direction of the Company, representatives of Rothschild contacted representatives of Parent to advise that Parent was being invited by the Company to move to the next phase of the diligence process after a review of the indications of interest by the Company Board.

On March 26, 2018, representatives of Parent attended a presentation in Nottingham, U.K., relating to the Company conducted by members of the Company’s senior management.

Following this presentation, Parent participated in numerous follow-up due diligence discussions with members of the Company’s senior management and was provided diligence materials via an expanded online data site. Members of the Company’s senior management provided Parent with an overview of the Company, its products and technology, and various financial highlights. Representatives of Rothschild also attended these sessions.

On April 6, 2018, at the direction of the Company, representatives of Rothschild distributed a second bid instruction letter to a subsidiary of Parent. The letter indicated a deadline for submitting a revised non-binding indication of interest by May 1, 2018.

On April 26, 2018, the Catalent Board discussed during a meeting the proposed acquisition of the Company. The Catalent Board expressed their support for Parent’s continued participation in the process and submission of a revised non-binding indication of interest, including an increased bid price of $11.00 per Share.

On May 1, 2018, Parent submitted a written revised non-binding indication of interest for an all-cash acquisition of the entire equity interest in the Company at a price of $11.00 per Share, subject to the satisfactory completion of remaining due diligence and other customary conditions. The closing price for the Shares on that day was $8.20 per Share.

On May 8, 2018, at the direction of the Company, representatives of Rothschild contacted representatives of Parent to advise that Parent was being invited by the Company to move to the final phase of the diligence process after a review of the indications of interest by the Company Board.

Beginning on May 9, 2018 and continuing through June 11, 2018, representatives of the Company participated in due diligence question-and-answer calls and meetings with representatives of Parent, and Parent continued to perform its due diligence review of the Company.

On May 18, 2018, the Company provided to Catalent a draft merger agreement and a related disclosure schedule. The draft merger agreement contemplated a two-step acquisition of the Company via a cash tender offer for all of the Shares, conditioned on, among other things, the Minimum Condition, and a subsequent merger under Section 251(h) of the DGCL. In addition, the draft merger agreement contemplated, among other things, a termination fee payable by the Company under certain customary conditions in an amount equal to 2% of the aggregate equity value of the transaction.

On May 22, 2018, at the direction of the Company, representatives of Rothschild distributed a final, phase III bid instruction letter to a subsidiary of Parent. The letter indicated a deadline for submitting a final, written proposal by June 12, 2018, together with a mark-up of the draft merger agreement and the related disclosure schedule.

On May 30, 2018, representatives of Parent attended an on-site meeting at the Company’s facility in Nottingham, U.K. with members of the Company’s management to conduct a due diligence review of the Company’s operations at the facility. Representatives of Rothschild were present at this meeting. During this meeting, there was no discussion of either (a) any specific term or condition of employment, including potential compensation, or (b) the acquisition by any Company employee of any equity interest in the surviving corporation as part of or following completion of any transaction.

On June 7, 2018, representatives of Catalent and Parent met with the Catalent M&A Committee to discuss the proposed transaction and seek its support for a final non-binding proposal.

On June 12, 2018, Parent submitted a written final non-binding indication of interest for an all-cash acquisition of the entire equity interest in the Company at a price of $11.00 per Share, subject to satisfactory completion of remaining due diligence and other customary conditions, including the satisfactory negotiation of a definitive merger agreement. As requested, Parent submitted with its indication of interest a mark-up of the draft merger agreement and the related disclosure schedule.

On June 17, 2018, representatives of Rothschild advised representatives of Parent that the Company would provide additional information concerning the Company and permit bidders to submit revised bids.

On June 21, 2018, after the completion of additional due diligence, Parent reaffirmed in writing its final non-binding indication of interest for an all-cash acquisition of the entire equity interest in the Company at a price of $11.00 per Share, subject to satisfactory completion of remaining due diligence and other customary conditions, including the satisfactory negotiation of a definitive merger agreement.

On June 22, 2018, representatives of Rothschild informed representatives of Parent that the Company had selected another party as the winning bidder and had provided the winning bidder with an exclusivity period to negotiate the mark-ups of the draft merger agreement and the related disclosure schedule that it had submitted with its winning bid.

On June 25, 2018, Parent submitted to representatives of Rothschild a written non-binding indication of interest for an all-cash acquisition of the entire equity interest in the Company at a price of $11.25 per share. This indication of interest clarified that it was not conditioned on reaching any agreement with any employee of the Company prior to entering into a definitive merger agreement and that Parent was no longer requested an exclusive negotiating period if its revised bid were accepted. The closing price for the Shares on that day was $9.20 per Share.

On June 27, 2018, during a meeting of the Catalent M&A Committee, representatives of Catalent and Parent discussed with the members of the committee the current status of Parent’s bid and the proposed strategic transaction with the Company. Later that day, the Company’s outside legal counsel, Goodwin Procter LLP (“Goodwin Procter”), informed Parent’s outside legal counsel, Duane Morris LLP (“Duane Morris”), that the exclusivity period granted to the previous winning bidder had terminated by its terms. Representatives of the Company also informed Parent that the Company was offering Parent an opportunity to submit its “best and final” offer on June 28, 2018, which would then be reviewed later on June 28, 2018 by the special committee of the Company Board, which the Company Board had established to evaluate bids.

On June 28, 2018, Parent submitted to representatives of Rothschild in response to the invitation to submit a “best and final” offer a written non-binding indication of interest for an all-cash acquisition of the entire equity interest in the Company at $11.50 per share, together with a list of outstanding issues related to the mark-up of the draft merger agreement which Parent had submitted to the Company on June 12, 2018. The closing price for the Shares on that day was $8.90 per Share. Later that day, representatives of Rothschild informed representatives of Parent that the Company Board had determined that Parent was the lead bidder and that the Company was prepared to work with Parent quickly to help facilitate completion of the due diligence process and finalization of the merger agreement and the other transaction documents.

Between June 29, 2018 and July 2, 2018, representatives of Parent, the Company, Duane Morris, and Goodwin Procter negotiated and finalized the terms of the merger agreement and the related disclosure schedule. The final merger agreement included, among other things, a termination fee payable by the Company under certain customary conditions in an amount equal to 4% of the aggregate equity value of the transaction.

On July 2, 2018, the Catalent Board and the Company Board each met separately to review the definitive merger agreement and the transactions contemplated thereby and approved the same. The Merger Agreement was subsequently executed and delivered on July 2, 2018. The closing price for the Shares on that day was $8.70 per Share.

On the morning of July 3, 2018, prior to the opening of trading of Shares on NASDAQ, Catalent and the Company each issued a press release announcing the execution of the Merger Agreement and the forthcoming commencement of the Offer.

On July 17, 2018, Catalent commenced the Offer and filed with the SEC the Schedule TO, of which this Offer to Purchase forms a part. The closing price for the Shares on July 16, 2018, the last trading day before the commencement of the Offer, was $11.40 per Share.

11.	Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements

Purpose of the Offer and Plans for the Company

The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Pursuant to the Merger, Parent will acquire all of the stock of the Company not purchased pursuant to the Offer or otherwise subject to the terms and conditions set forth in the Merger Agreement. Stockholders of the Company who tender their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in the Company. On the other hand, after tendering their Shares in the Offer or having their Shares canceled in the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company stock.

If the Minimum Condition is satisfied, the other Offer conditions have been satisfied or waived (to the extent so waivable by the terms of the Merger Agreement), and Purchaser accepts Shares for payment pursuant to the Offer, the Merger will be consummated in accordance with Section 251(h) of the DGCL. See “Summary of the Merger Agreement — The Merger” below. At the effective time of the Merger, the Amended and Restated

Certificate of Incorporation of the Company, as amended, will be amended and restated in its entirety in the form attached to the Merger Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until further amended. Also at the effective time of the Merger, the Amended and Restated Bylaws of the Company, as amended, will be amended and restated in their entirety in the form attached to the Merger Agreement, and, as so amended and restated, will be the bylaws of the Surviving Corporation until further amended. At the effective time of the Merger, the directors of Purchaser will become the directors of the Surviving Corporation and the officers of the Company will be the officers of the Surviving Corporation, each until their respective successors are duly elected or appointed. Following the Merger, Parent intends to consider whether further changes to the roster of officers is necessary or advisable in order to facilitate the integration of the Surviving Corporation into the Catalent group of companies.    See “Summary of the Merger Agreement — The Merger” below.

Parent and Purchaser currently plan to continue investing in the JPS and Crinone portions of the Company following the Merger and intend to dispose of portions of the business not relevant to Catalent’s ongoing business, including the Boston headquarters of the Company. Parent and Purchaser intend to conduct a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel following the Merger, and will consider what changes, if any, would be desirable in light of the circumstances that exist upon completion of the Merger. Parent’s and Purchaser’s plans may change based on further analysis, including changes in the Company’s business, corporate structure, charter, bylaws, capitalization, board of directors and management, although, except as disclosed in this Offer to Purchase, Parent and Purchaser have no current plan with respect to any of such matters.

Except as disclosed in this Offer to Purchase, neither Parent nor Purchaser has any present plan or proposal that would result in an extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in the Company’s capitalization, corporate structure or business, except for the intended disposition of Company assets no longer relevant to the JPS and Crinone businesses, such as the Boston headquarters. After the Merger, Parent may cause the Surviving Corporation to be transferred to one or more of its affiliates for internal structuring reasons, but no such transfer will affect Parent’s obligations under the Merger Agreement.

Summary of the Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, and which is incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to carefully read the Merger Agreement in its entirety.

The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Purchaser. Such information can be found elsewhere in this Offer to Purchase and in the other public filings the Company and Catalent make with the SEC, which are available without charge at www.sec.gov. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs of the Company, Purchaser or Parent without considering the entirety of public disclosure about them as set forth in their respective filings with the SEC. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in this Offer to Purchase or in public disclosures by the Company.

The Offer

The Merger Agreement provides for the commencement of the Offer by Purchaser to purchase all Shares of the Company at the Offer Price. Purchaser’s obligation to accept for payment and to pay for any Shares that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13 — “Conditions to the Offer” (each, an “Offer Condition”).

Parent and Purchaser expressly reserve the right, subject to compliance with the Exchange Act, but only in a manner that is not inconsistent with the terms of the Merger Agreement, to waive, amend or modify any Offer Condition (other than the Minimum Condition) in their sole discretion; provided, however, that, without the prior written consent of the Company, neither Parent nor Purchaser may: (i) amend, modify or waive the Minimum Condition, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) reduce the Offer Price, expect to the extent required to adjust appropriately and proportionally the Offer Price to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares, (iv) increase the Offer Price, except in response to a change in recommendation or a superior proposal notice, (v) extend or otherwise change the expiration time of the Offer, except as provided in the Merger Agreement, (vi) change the form of the consideration payable in the Offer, (vii) impose any condition to the Offer in addition to the Offer Conditions, (viii) amend, modify or supplement any of the terms of the Offer in any manner adversely affecting, or that could reasonably be expected to have an adverse effect on, any of the holders of Shares, or (ix) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

The Offer is initially scheduled to expire at 12:00 midnight, New York City time, at the end of August 13, 2018, the date that is 20 business days following the date of the commencement of the Offer. Purchaser must extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ or its staff. In addition, if, at the time as of which the Offer is scheduled to expire, the Minimum Condition has not been satisfied or any other Offer Condition has not been satisfied or waived, Purchaser must, and Parent must cause Purchaser to, extend the Offer on one or more occasions in consecutive increments of ten business days each (or such longer period as may be agreed to by Parent and the Company) in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Purchaser to waive any Offer Condition, other than the Minimum Condition), provided that Purchaser will not be required to extend the Offer and the expiration date to a date later than the End Date.

The Merger Agreement further provides that, on the terms of and subject to the conditions to the Offer, Purchaser will irrevocably accept for payment all Shares tendered pursuant to the Offer (and not validly withdrawn) as promptly as practicable on the later of: (i) the earliest date as of which Purchaser is permitted under applicable law to accept for payment the Shares tendered pursuant to the Offer (and not validly withdrawn), and (ii) the earliest date as of which each of the Offer Conditions has been satisfied or waived (to the extent so waivable by the terms of the Merger Agreement).

If, between the date of the Merger Agreement and the date on which any particular Share is accepted for payment pursuant to the Offer, there occurs a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares, the Offer Price will be appropriately and proportionately adjusted to provide to the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such action.

The Merger

The Merger Agreement provides for the merger of Purchaser with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement and in accordance with Section 251(h) of the DGCL. As the Surviving Corporation, the Company will continue to exist following the Merger as a wholly owned subsidiary of Parent.

Upon consummation of the Merger, the directors of Purchaser immediately prior to the effective time of the Merger will be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the effective time of the Merger will be the initial officers of the Surviving Corporation. At the effective time of the Merger, the Amended and Restated Certificate of Incorporation of the Company, as amended, will be amended and restated in its entirety in the form attached to the Merger Agreement, and the Amended and Restated Bylaws of the Company, as amended, will be amended and restated in their entirety in the form attached to the Merger Agreement, each until further amended as provided in accordance with their terms or in accordance with applicable law.

Effective Time

The Merger will be effective at the time the certificate of merger (the “Certificate of Merger”) is filed with the Secretary of State of the State of Delaware or such later time as specified in the Certificate of Merger and agreed to by the Company and Parent in writing. Parent expects to complete the Merger as soon as practicable after the first time at which Purchaser irrevocably accepts for payment any Shares tendered pursuant to the Offer (the “Acceptance Time”) and the satisfaction or waiver of all other closing conditions. Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger as soon as practicable after the Acceptance Time and no later than the second business day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied only at the closing, but subject to the satisfaction or waiver of those conditions at such time). The conditions of the closing of the Merger are described below under the caption “Conditions to the Merger.”

Merger Consideration

Each Share issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Offer Price in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), other than the following Shares:

•	Shares held in the treasury of the Company;

•	Shares that at the commencement of the Offer were owned by Parent or Purchaser, or any direct or indirect wholly owned subsidiaries of Parent or Purchaser;

•	Shares irrevocably accepted for payment in the Offer; and

•

Shares held by the Company’s stockholders who properly demand and perfect appraisal rights pursuant to Sections 262 of the DGCL, as described in further detail in Section 15 — “Certain Legal Matters — Appraisal Rights.”

See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Treatment of Compensatory Awards” for information regarding the treatment of Compensatory Awards in connection with the Merger.

Payment for the Shares

Parent will appoint the Depositary and will deposit, or cause to be deposited, with the Depositary cash sufficient to enable the Depositary to make payments of the aggregate Merger Consideration to holders of then outstanding Shares and Company Compensatory Awards, other than holders not entitled to such consideration (because, for example, they properly sought and perfected appraisal for their Shares).

Within two business days after the effective time of the Merger, Parent and the Surviving Corporation will cause the Depositary to mail each person who was, immediately prior to the effective time of the Merger, a holder of record of Shares, a Letter of Transmittal and instructions to surrender Share certificates or book entry Shares previously representing such Shares in exchange for payment. Parent will ensure that, upon surrender to the Depositary of each such Company stock certificate or book entry Share (or affidavits of loss in lieu of the Company stock certificate, as described below), together with a properly executed Letter of Transmittal, the holder of such Company stock certificate or book entry Share (or, as described below, the transferee of Shares previously represented by such Company stock certificate or book entry Share) will promptly receive in exchange the Merger Consideration for each Share formerly represented by such Company stock certificate or book entry Share. Exchange of any book entry Shares will be effected in accordance with the Depositary’s customary procedures with respect to securities represented by book entry.

Following the effective time of the Merger, there will be no further transfer of Shares.

If any Company stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Depositary will issue in exchange for such certificate the Merger Consideration.

In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made with respect to such Shares to a transferee of such Shares if the Company stock certificate (if applicable) previously representing such Share is presented to the Depositary, accompanied by all documents reasonably required by the Depositary to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

On or after the first anniversary of the effective time of the Merger, the Surviving Corporation may cause the Depositary to deliver to the Surviving Corporation any funds made available by Parent to the Depositary which have not been disbursed to holders of Company stock certificates or book entry Shares in accordance with the Merger Agreement. Thereafter such holders will be entitled to look to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of their Company stock certificates or book entry Shares. Neither the Depositary nor the Surviving Corporation will be liable to any holder of a Company stock certificate or book entry Share for any amount properly paid to a governmental entity pursuant to any applicable abandoned property or escheat law.

Treatment of Compensatory Awards

At the effective time of the Merger, each Stock Option that is outstanding and unexercised immediately prior to the effective time of the Merger shall be canceled and extinguished, and, in exchange therefor, each former holder of any such Stock Option shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Stock Option, by (ii) the aggregate number of shares of Common Stock issuable upon exercise of such Stock Option immediately prior to the effective time of the Merger.

Further, if Purchaser accepts the Shares for payment, all unvested Stock Options will accelerate and vest. Accordingly, prior to Purchaser’s acceptance of the Shares for payment, each holder of Stock Options may provide the Company with a notice of exercise with respect to both such holder’s vested and unvested Stock Options. Upon Purchaser’s acceptance of the Shares for payment, each holder of Stock Options who has provided the Company with a notice of exercise with respect to such holder’s Stock Options will become entitled to receive in the Merger an amount equal to (i) the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Stock Option, by (ii) the aggregate number of shares of Common Stock issuable upon exercise of such Stock Option immediately prior to the effective time.

In addition, at the effective time of the Merger, each unvested Restricted Stock Unit that is outstanding immediately prior to the effective time of the Merger shall be canceled and extinguished, and, in exchange therefor, each former holder of any such Restricted Stock Unit shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the Merger Consideration.

From and after the effective time of the Merger, the Company Compensatory Awards will no longer be exercisable by the former holders or otherwise represent the right to receive Shares or other equity securities, but will only entitle such former holders to the cash payments described above. Any Stock Option that has an exercise price equal to or greater than the Merger Consideration will be canceled, and no payment will be made in respect of that Stock Option. The payments related to the Company Compensatory Awards will be made as soon as practicable following the effective time of the Merger, without interest and reduced by any applicable withholding taxes upon the terms and subject to the conditions set forth in the Merger Agreement and in this Offer to Purchase.

Representations and Warranties

In the Merger Agreement, the Company made representations and warranties relating to, among other things:

•	corporate matters such as organization, good standing, qualification, power and authority;

•	capitalization;

•	financial statements and filings with the SEC;

•	disclosure controls and procedures;

•	absence of undisclosed liabilities;

•	absence of certain changes since March 31, 2018;

•	intellectual property;

•	real properties;

•	material contracts;

•	absence of government grants;

•	compliance with laws and its possession of, and compliance with, permits;

•	absence of legal proceedings;

•	taxes;

•	employee benefit plans and arrangements;

•	labor matters;

•	environmental matters;

•	insurance coverage;

•	corporate authority and board recommendation relative to the Merger Agreement;

•	required consents and approvals, and no violations of organizational documents, contracts or applicable law as a result of the Offer or Merger;

•	inapplicability of takeover statutes to the Merger;

•	opinion of the Company’s financial advisor;

•	brokers and finders; and

•	accuracy of information set forth in the Schedule TO or in other offer documents.

In the Merger Agreement, Parent and Purchaser each made representations and warranties relating to, among other things:

•	corporate matters, such as organization, good standing, qualification, power and authority;

•	absence of legal proceedings;

•	corporate authority and board recommendation relative to the Merger Agreement;

•	required regulatory filings, consents and approvals of governmental entities;

•	ownership of Shares;

•	sufficiency of funds to consummate the Offer and the Merger;

•	brokers and finders; and

•	Purchaser’s capitalization.

Many of the Company’s representations and warranties are qualified by a Company Material Adverse Effect standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” is defined to mean any effect, change, event, occurrence, circumstance, condition, state of facts or development that, individually or in the aggregate, (1) had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company or its subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent or materially delay or materially impair the performance of the transactions contemplated by the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the other agreements, instruments and documents to be executed by Parent, Purchaser and the Company in connection with the transactions contemplated by such agreements. Company Material Adverse Effect will not include any effect, change, event, occurrence, circumstance, condition, state of facts or development to the extent any of the foregoing results from any of the following:

•	changes in the Company’s stock price or trading volume, in and of itself (but not the underlying effects resulting in, or contributing to, such change);

•

any failure by the Company to meet, or changes to, published revenue, earnings or other financial projections, or any failure by the Company to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections, in and of itself (but not the underlying effects resulting in, or contributing to, such change);

•

general business, economic or political conditions in the United States or any other country or region in the world (including the decision by the United Kingdom to leave the European Union), or changes therein;

•

changes in conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	changes in general conditions in an industry in which the Company and its subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world;

•

acts of hostilities, war, sabotage or terrorism (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage or terrorism) in the United States or any other country or region in the world;

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or acts of God or weather conditions in the United States or any other country or region in the world, or any escalation of the foregoing;

•

the execution or announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners or other third parties related thereto;

•

(A) any action taken, or failure to take action, in each case to which Parent has in writing approved, consented to or requested, (B) any action taken in compliance with the terms of, or the taking of any action required by the Merger Agreement or (C) the failure to take any action prohibited by the Merger Agreement;

•	changes in law (or the enforcement or interpretation thereof);

•	changes or proposed changes in GAAP or other accounting standards (or the enforcement or interpretation thereof);

•	any legal proceedings related to the transactions under the Merger Agreement or any demand or legal proceeding for appraisal of the fair value of any Shares; and

•	any matters expressly set forth in the disclosure schedule that the Company delivered to Parent in connection with the execution of the Merger Agreement.

Any effects referred to in any of the third, fourth, fifth, sixth, seventh, tenth and eleventh bullets listed above may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that any of the Company or its subsidiaries is disproportionally affected relative to other similarly situated companies in the industry in which the Company and its subsidiaries operate, in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

Conduct of Business Prior to Closing

During the period from the date of the Merger Agreement through the earlier of the Acceptance Time or the date of termination of the Merger Agreement, except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in the disclosure schedule that the Company delivered to Parent in connection with the execution of the Merger Agreement, (iii) as contemplated or permitted by the Merger Agreement, (iv) as may be necessary or appropriate to carry out the transactions contemplated by the Merger Agreement, or (v) as required by any law or by the rules or regulations of NASDAQ, the Company has agreed that it (A) shall, and shall cause each of its subsidiaries to, conduct its and their respective businesses in the ordinary course, consistent with past practice, and use its and their commercially reasonable efforts to (x) preserve intact its and their intellectual property business organization and assets, (y) keep available the services of its current officers and employees and (z) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with the Company, and (B) without limiting the generality of the foregoing, will not, and will cause each of its subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

•

amend the Company’s Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws or other comparable charter or organizational documents of the Company’s subsidiaries (whether by merger, consolidation or otherwise);

•

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or its subsidiaries, other than (x) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent and (y) distributions resulting from the vesting or exercise of Company Compensatory Awards, (ii) split, combine or reclassify any capital stock of the Company or its subsidiaries, (iii) except as otherwise expressly provided in the Merger Agreement, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or its subsidiaries, (iv) purchase, redeem or otherwise acquire any security of the Company or its subsidiaries, except for acquisitions of Shares by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price or withholding taxes with respect to any Company Compensatory Awards, or (v) enter into any amendment or other modification to the material terms of any material indebtedness for borrowed money of the Company or its subsidiaries;

•

(i) issue, deliver, sell, grant, pledge, transfer, subject to any encumbrance or dispose of any security of the Company or its subsidiaries, other than (w) the issuance of Shares upon the exercise or settlement of Company Compensatory Awards that are outstanding on the date of the Merger Agreement, in accordance with the terms of the Company Compensatory Award as in effect on the date of the Merger Agreement, (x) grants or awards of Company securities made in the ordinary course of business, (y) grants or awards of securities of the Company or its subsidiaries to new hires made in the ordinary course of business consistent with past practice (but in no event may the aggregate number of Shares to which such Company Compensatory Awards relate exceed 100 Shares), or (z) grants or awards of securities of the Company or its subsidiaries required to be made pursuant to the terms of existing Company benefit plans in effect as of the date of the Merger Agreement and consistent with past practice, or (ii) amend any term of any security of the Company or its subsidiaries (in each case, whether by merger, consolidation or otherwise), other than in accordance with the terms of the Company Compensatory Awards in effect as of the date of the Merger Agreement;

•

adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its subsidiaries;

•

except as required under any Company benefit plan or applicable law, as necessary to maintain the qualified status of a Company benefit plan or as listed in the disclosure schedule that the Company delivered to Parent in connection with the execution of the Merger Agreement, (A) increase the salary, wages, benefits, bonuses, or other compensation payable or to become payable to any current or former employee or director of the Company or any of its subsidiaries, other than, with respect to employees who are not officers, increases in the ordinary course consistent with past practice; (B) grant any bonus, severance, change in control, retention or similar payments or benefits to any such individual; (C) enter into, terminate or amend any Company benefit plan (or any arrangement that would constitute a Company benefit plan if in effect on the date of the Merger Agreement); (D) terminate the employment or services of any employee, officer, director or consultant of the Company or any of its subsidiaries, other than terminations of such persons who have an annual base compensation rate below $150,000; or (F) hire or engage any new employee, officer, director or consultant of the Company or any of its subsidiaries, other than hiring or engaging employees who would have an annual base compensation rate below $150,000;

•

modify, extend or enter into any labor agreement, collective bargaining agreement or other labor-related agreements with any union or labor organization, works council or other employee representative body;

•	recognize or certify any union or labor organization, works council or other employee representative body as the bargaining representative for any employees of the Company or any of its subsidiaries;

•

acquire any business, assets or capital stock of any person or entity or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than one or more acquisitions in the ordinary course of business consistent with past practice that, individually, involve a purchase price of not more than $1,000,000;

•

except as set forth in the Company’s capital budget provided to Parent prior to the date of the Merger Agreement, make or authorize any capital expenditure, individually, in excess of $1,000,000, or, in the aggregate, in excess of $500,000;

•

(i) except in the ordinary course of business consistent with past practice (A) amend or modify in any material respect, or waive any material rights under or voluntarily terminate (other than any material contract that expires by its terms), any material contract, or (B) enter into any contract which, if entered into prior to the date of the Merger Agreement, would have been deemed to be a material contract;

•

sell, lease, license, pledge, transfer, subject to any encumbrance or otherwise dispose of any intellectual property assets, assets or properties except (i) pursuant to existing contracts or commitments, (ii) non-exclusive licenses or other rights of intellectual property assets to its customers, contractors, partners or suppliers in the ordinary course of business, (iii) sales of inventory in the ordinary course of business, or (iv) permitted encumbrances incurred in the ordinary course of business;

•

change any of the accounting methods used by the Company affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act;

•

(A) incur or assume any long-term or short-term indebtedness except (x) for borrowings not in excess of $100,000 under the Company’s existing credit facilities in the ordinary course of business (including with respect to equipment leasing) or (y) in respect of indebtedness owing by any wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company consistent with past practice, or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than the Company or any of its subsidiaries);

•	waive any non-competition, non-solicitation or other restrictive covenants applicable to the employees of the Company or any of its subsidiaries;

•

(i) settle, release, waive or compromise any legal proceeding, other claim, or request, inquiry, or investigation by any governmental entity (or threatened legal proceeding or other claim), or (ii) commence any legal proceeding;

•	adopt or implement any stockholder rights plan or similar arrangement;

•

revoke or amend any material tax election relating to any of the Company or its subsidiaries, make a material tax election relating to the Company or its subsidiaries that is inconsistent with past practice, or amend any material position on a tax return of the Company or its subsidiaries, enter into any closing agreement with any tax authority in respect of taxes of the Company or its subsidiaries, or settle any material claim or assessment relating to taxes of the Company or its subsidiaries;

•

make any submissions or enter into any agreements regarding certain matters set forth in the disclosure schedule that the Company delivered to Parent in connection with the execution of the Merger Agreement or participate in any discussion regarding such matters without first offering Parent reasonable opportunity to participate in such discussion; or

•	authorize, commit or agree to take any of the foregoing actions.

No Solicitation of Other Offers

Under the Merger Agreement, the Company has agreed that, except as expressly permitted by the Merger Agreement, it will not, and will cause each of its subsidiaries and the officers and directors of the Company and its subsidiaries, not to and will instruct, and use reasonable best efforts to cause its representatives (including any employee, investment banker, attorney, accountant, consultant or other agent or advisor employed by the Company or its subsidiaries or that provides services in connection with the Offer or the Merger) not to:

•

solicit, initiate, endorse, knowingly encourage, or knowingly facilitate, the submission or announcement of any acquisition proposal or acquisition inquiry or any proposals or inquiries that constitute, or would reasonably be expected to lead to, an acquisition proposal;

•	furnish any information regarding the Company to any person for the purpose of encouraging, or in response to, an acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry; or

•

approve, recommend or enter into, any letter of intent or similar document, agreement or commitment, or agreement in principle with respect to an acquisition proposal (other than any confidentiality agreement contemplated by the obligations summarized in this section).

Notwithstanding anything to the contrary contained in the Merger Agreement, the Company may (i) provide information requested by a person who has made an unsolicited bona fide written acquisition proposal and (ii) engage in discussions and negotiations with such person, if and only to the extent that, prior to taking any action described in (i) or (ii) above, the Company Board (or a committee thereof) has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to lead to a “superior proposal” (within the meaning of the Merger Agreement, as further described below).

In addition, in order to provide information to any person making an unsolicited bona fide written acquisition proposal, such person must execute a confidentiality agreement on terms not less restrictive in the aggregate to such person than those contained in the confidentiality agreement the Company entered into with Catalent Pharma Solutions, LLC, a subsidiary of Parent, on February 16, 2018. If the Company provides any information to such person not previously provided to Parent, a copy of such information must be delivered to Parent prior to or concurrently with delivery to such person. The Company has agreed to promptly (and in no event later than 24 hours after receipt of such acquisition proposal or acquisition inquiry) notify Parent in writing of such acquisition proposal or acquisition inquiry (which notification will include the material terms and conditions thereof), and will thereafter keep Parent reasonably informed of any material change to the terms of the acquisition proposal or acquisition inquiry.

The Company will, and will ensure that its representatives, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with any third party relating to any acquisition proposal or acquisition inquiry. The Company also agreed that (i) to the extent it has not previously done so, it will promptly request each third party that has executed a confidentiality agreement prior to the date of the Merger Agreement in connection with such person’s consideration of a transaction involving, or the acquisition of, the Company or any of its subsidiaries (or any portion thereof) to return or destroy all confidential information heretofore furnished to such person or its representatives by or on behalf of the Company or any of its subsidiaries, (ii) the Company and its subsidiaries will not release any third party from, or terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which the Company or any of its subsidiaries is a party, unless the Company Board has determined in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board, and (iii) subject to the foregoing clause (ii), the Company will, and will cause its subsidiaries to, enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement.

The Merger Agreement defines an “acquisition proposal” as any proposal or offer relating to (i) the acquisition of 20% or more of any class of the equity interests in the Company (by vote or by value) by any third party, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction that would result in any third party acquiring assets (including capital stock of or interest in any subsidiary or any affiliate of the Company) representing, directly or indirectly, 20% or more of the net revenues, net income or assets of the Company and each of its subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any third party, directly or indirectly, of any class of equity interest in any entity that holds assets representing, directly or indirectly, 20% or more of the net revenues, net income or assets of the Company and each of its subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any third party beneficially owning 20% or more of the outstanding Shares (or instruments convertible to or exchangeable for 20% or more of such outstanding Shares), (v) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the

Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction or (vi) any combination of the foregoing.

The Merger Agreement defines a “superior proposal” as a bona fide written acquisition proposal (with all of the references to 20% included in the definition of acquisition proposal increased to 50%) received after the date of the Merger Agreement that was neither solicited nor negotiated in breach of the obligations summarized above in this section that the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such acquisition proposal and the Merger Agreement that the Company Board (or a committee thereof) deems relevant (in each case taking into account any revisions to the Merger Agreement made in writing by Parent prior to the time of determination pursuant to the terms of the Merger Agreement), including financing, regulatory approvals, identity of the person or group making the acquisition proposal, breakup fee provisions, that would, if consummated, result in a transaction that (i) is more favorable to the holders of the Shares from a financial point of view than the transactions by the Merger Agreement and (ii) is reasonably likely to be consummated in accordance with its terms.

In addition to the rights described above, the Company may terminate the Merger Agreement, pay a termination fee and enter into a definitive agreement with respect to a superior proposal under certain circumstances described below.

Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal

After careful consideration, the Company Board unanimously (a) approved and declared advisable the Merger Agreement and transactions contemplated thereby, including the Offer and the Merger, (b) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (c) agreed that the Merger Agreement will be effected under Section 251(h) of the DGCL, (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (e) authorized the Company and its officers to take any and all reasonable actions to further the foregoing objectives and covenants set forth in the Merger Agreement...

The Merger Agreement provides that neither the Company Board, nor any committee thereof, will:

•	withdraw, modify, amend or qualify, in a manner adverse to Parent and Purchaser, the Company Board’s recommendation; or

•	approve, recommend or otherwise declare advisable any acquisition proposal (any action described in this bullet or the previous one being referred to as a “Change of Recommendation”); or

•

cause the Company to enter into any letter of intent, or similar document, agreement or commitment, agreement in principle (whether written or oral, binding or nonbinding), understanding, agreement or contract (other than a confidentiality agreement entered into in compliance with the terms of the Merger Agreement) contemplating an acquisition proposal (any such contract, an “Alternative Acquisition Agreement”).

However, at any time prior to the Acceptance Time, the Company Board may, under specified circumstances, make a Change of Recommendation if the Company Board (or a committee thereof) has determined in good faith, after consultation with its outside legal counsel, that:

•

in light of such acquisition proposal, a failure to make a Change in Recommendation or to cause the Company to enter into an Alternative Acquisition Agreement concerning such acquisition proposal would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable legal requirements; and

•

if such action relates to any acquisition proposal, that such acquisition proposal would, if the Merger Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, constitute a superior proposal.

However, the Company Board may make a Change of Recommendation as described above only if the Company provides Parent with at least four business days’ written notice of its intention to take such action and, including in the case of any acquisition proposal the material terms and conditions of any proposals or offers, provided that, prior to taking such action:

•	during the notice period, the Company and its advisors negotiate with Parent (to the extent Parent desires to negotiate) in good faith; and

•

following the expiration of such notice period, the Company Board (or a committee thereof) will have determined in good faith, after taking into account any amendments to the Merger Agreement and the Offer that Parent and Purchaser have irrevocably agreed in writing to make as a result of the negotiations contemplated in the bullet above, that after consultation with the Company’s outside legal counsel (1) such acquisition proposal constitutes a superior proposal, and (2) the failure to make a Change in Recommendation or enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable laws.

Any material amendment of any superior proposal made to the Company will be deemed a new acquisition proposal that will require giving of new notice to Parent and the commencement of a new two-business-day notice period, during which the Company must again comply with the requirements summarized above. In addition, if the Company Board decides to terminate the Merger Agreement with Parent following receipt of a superior proposal upon the terms summarized above, the Company must pay the applicable termination fee as described in further detail below under the caption “Termination Fee.”

Agreements to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the Merger Agreement, each of the Company and Parent have agreed to use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by the Merger Agreement. In furtherance of the foregoing, each of the Company and Parent agreed to promptly, and in any event no later than the later of July 17, 2018 and the earliest date permitted, use reasonable best efforts to make and effect all registrations, filings and submissions required to be made or effected by it or otherwise advisable pursuant to applicable antitrust laws, the Exchange Act and other applicable legal requirements with respect to the Offer and the Merger.

The Company also agreed (i) to promptly provide all information requested by any governmental entity in connection with the Offer, the Merger and the transactions contemplated by the Merger Agreement; and (ii) to use its reasonable best efforts to promptly take all actions and steps necessary to obtain and secure the expiration or termination of any applicable waiting period under applicable antitrust laws and obtain any clearance or approval required to be obtained from any governmental entity in connection with the transactions contemplated by the Merger Agreement.

The Merger Agreement also requires the Company and Parent to use their commercially reasonable efforts to obtain all consents and approvals necessary from any third party in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Each of the Company and Parent also agreed to keep the other apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement, including:

•

giving the other parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement;

•	keeping the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and

•

promptly informing the other parties of any communication to or from the SEC, the U.S. Federal Trade Commission, the U.S. Department of Justice or any other governmental entity regarding the Offer or the Merger.

In addition, subject to reasonable limitations limiting access to outside counsel, each of the Company and Parent will consult and cooperate with the other party and will consider in good faith the views of the other party in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement; provided, however, that the Company may not settle or offer, compromise or agree to settle or compromise any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement without the prior written consent of Parent.

In the event that any litigation or other administrative or judicial action or legal proceeding is commenced challenging the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement and such litigation, action or legal proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement, Parent and Purchaser will take commercially reasonable actions to resolve any such litigation, action or legal proceeding and each of the Company, Parent and Purchaser agreed to cooperate with each other and use its respective commercially reasonable efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement.

Each of Parent and Purchaser agreed not to, and not to permit their respective subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under antitrust laws with respect to the Offer or the Merger or the other transactions contemplated by the Merger Agreement.

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense, whether or not the Offer and the Merger are consummated.

Indemnification and Insurance

The Merger Agreement provides that all existing rights to indemnification that the present and former directors and officers of the Company and its subsidiaries are entitled to that are contained in the organizational documents of the Company or any of its subsidiaries as in effect as of July 2, 2018, or as provided in any indemnification agreements between the Company and any such person as in effect as of July 2, 2018, will survive the Merger and will continue in full force and effect for a period of six years from the Acceptance Time.

For a period of six years after the Acceptance Time, Parent will, or will cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance covering each person covered by the Company’s officers’ and directors’ liability insurance as of July 2, 2018. In satisfying this obligation neither Parent nor the Surviving Corporation will be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to July 2, 2018. The officers’ and directors’ liability insurance policy will cover claims in respect of acts or omissions occurring prior to the Acceptance Time on terms with respect to coverage and amount substantially similar to those of such policy in effect as of July 2, 2018. The requirement to maintain officers’ and directors’ liability insurance will be deemed to have been satisfied if prepaid “tail” or “runoff” policies are obtained by the Company prior to the Acceptance Time, provided that the cost of such prepaid policies will not exceed 300% of the aggregate annual premium currently paid by the Company for such insurance.

Employee Benefits

For a period not less than twelve months (or if less than twelve months, during the period of the respective employee’s employment) following the closing date of the Merger, Parent will, or will cause the Surviving Corporation and its subsidiaries to, provide to each employee of the Company and each of its subsidiaries who continues employment with Parent or the Surviving Corporation following the effective time of the Merger and not later terminated by the applicable employer (the “Continuing Employees”) with each of the following:

•

(A) a base salary or base hourly wage rate (as applicable) and (B) cash incentive compensation opportunity (including bonuses and commissions), in each case in an amount that is at least equal to that provided to the Continuing Employee immediately prior to the effective time of the Merger; and

•

other benefits (other than equity awards) that are not substantially less favorable in the aggregate to those provided to each such Continuing Employee immediately prior to the effective time of the Merger.

Subject to certain limitations, Parent will provide each Continuing Employee with full credit for the Continuing Employee’s service with the Company prior to the closing of the Merger for purposes of eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits under any benefit plans sponsored by Parent or the Surviving Corporation following the closing of the Merger in which the Continuing Employees are eligible to participate. In addition, as of the effective time of the Merger, Parent will provide to each Continuing Employee credit for the amount of vacation time that such employee had accrued under any applicable Company benefit plan as of the effective time of the Merger. Parent agreed to assume and honor, and cause the Surviving Corporation and their respective subsidiaries to assume and honor, the terms of certain Company’s benefit plans.

Other Covenants

The Merger Agreement contains additional agreements between the Company and Parent relating to, among other things:

•	Parent’s reasonable access to the Company’s books and records between the date of the Merger Agreement and the effective time of the Merger (subject to applicable legal obligations and restrictions);

•	press releases and other public announcements relating to the Offer, the Merger and the transactions contemplated by the Merger Agreement; and

•	control of stockholder litigation.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to effect the Merger is subject to the satisfaction or waiver at or prior to the effective time of the Merger of the following conditions:

•	Purchaser will have accepted for payment all Shares validly tendered pursuant to the Offer and not withdrawn; and

•	no governmental entity will have instituted any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Time by mutual written agreement of the Company and Parent.

The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Time by either the Company or Parent upon written notice to the other if (subject to certain limitations):

•	the Acceptance Time has not occurred on or before the End Date;

•

any law, ruling or order is enacted that makes the acceptance for payment of, or the payment for Shares tendered pursuant to the Offer or the Merger illegal or that prohibits the consummation of the Offer or the Merger; or

•

the Offer expires as a result of the non-satisfaction of one or more conditions to the Offer, or is terminated or withdrawn prior to the Acceptance Time (to the extent permitted under the terms of the Merger Agreement), without Purchaser having accepted for payment any Shares tendered pursuant to the Offer; however, a party may not terminate the Merger Agreement pursuant to the above provisions if such party has breached in any material respect its obligations under the Merger Agreement in any manner that primarily contributed to the occurrence of the failure of such condition to the consummation of the Offer or the Merger.

The Merger Agreement may be terminated by the Company upon prior written notice to Parent at any time, in which case, the Offer and the Merger will be abandoned if (subject to certain limitations):

•

the Company Board causes the Company to enter into an Alternative Acquisition Agreement in order to accept a superior proposal, provided that, at such time, the Company has complied in all material respects with the obligations summarized in “No Solicitation of Other Offers” with respect to such superior proposal and the Company pays Parent the required Termination Fee (as described in further detail below under the caption “Termination Fee”) prior to or concurrently with the termination; or

•

prior to the Acceptance Time, Parent or Purchaser has breached or failed to perform in any material respect its representations, warranties, covenants or agreements under the Merger Agreement, if such breach or failure has had or would reasonably be expected to prevent Parent or Purchaser from consummating the Offer, the Merger or any other transactions contemplated by the Merger Agreement and such breach or failure is not curable or not cured within 20 business days of the date that the Company gives notice of such breach to Parent.

The Merger Agreement may be terminated by the Company upon prior written notice to Parent if Purchaser fails (x) to commence the Offer in accordance with the terms of the Merger Agreement or (y) to consummate the Offer within two business days following the expiration date, if as of such expiration date all the other conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time Purchaser consummates the Offer, but subject to such conditions being able to be satisfied).

The Merger Agreement may be terminated by Parent upon prior written notice to the Company at any time prior to the Acceptance Time, in which case, the Offer and the Merger will be abandoned if (subject to certain limitations):

•	the Company Board makes a Change of Recommendation or the Company has materially breached its obligations summarized in “No Solicitation of Other Offers”; or

•

the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements under the Merger Agreement, such that certain Offer conditions are not satisfied and such breach or condition is not curable or not cured within 20 business days of the date that Parent gives notice of such breach to the Company.

Termination Fee

If the Merger Agreement is terminated and the Offer and the Merger are abandoned by the Company or by Parent or Purchaser under the situations described in further detail below, the Company may be required to pay a Termination Fee (as described below) to Parent.

The Company must pay the Termination Fee to Parent if:

•

(A) the Merger Agreement is validly terminated by Parent or the Company because (i) the Acceptance Time has not occurred on or before the End Date or (ii) the Offer expires as a result of the non-satisfaction of one or more conditions to the Offer, or is terminated or withdrawn prior to the Acceptance Time (to the extent permitted under the terms of the Merger Agreement), without Purchaser having accepted for payment any Shares tendered pursuant to the Offer, (B) an acquisition proposal has been publicly announced, made or delivered to the Company, and (C) the Company consummates an acquisition proposal (with all references to 20% included in the definition of acquisition proposal increased to 50%) within twelve months after such termination or the Company enters into a definitive agreement within twelve months after such termination to effect an acquisition proposal;

•

The Merger Agreement is terminated by Parent because the Company Board makes a Change of Recommendation or the Company has willfully or materially breached its obligations summarized in “No Solicitation of Other Offers”; or

•

The Merger Agreement is terminated by the Company in connection with the Company Board causing the Company to enter into an Alternative Acquisition Agreement in order to accept a superior proposal, provided that, at such time, the Company has complied in all material respects with the obligations summarized in “No Solicitation of Other Offers” with respect to such superior proposal.

(Any termination contemplated in the items above by Parent or the Company may be referred to in this Offer to Purchase as a “Termination Fee Trigger”.)

For purposes of the Merger Agreement, “Termination Fee” means $5,580,000.

The Merger Agreement provides that in no event will the Company be required to pay the Termination Fee on more than one occasion. The Merger Agreement also provides that, if the Company fails to promptly pay the Termination Fee to Parent, and Parent or Purchaser commences a suit in order to obtain such payment, which suit results in a judgment against the Company for the Termination Fee (or a portion thereof), the Company must pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) in connection with such suit, together with any applicable interest on the amount of the fee.

Parent Guarantee

Parent will cause Purchaser (and following the effective time of the Merger, the Surviving Corporation) to comply in all respects with its representations, warranties, covenants and other obligations under the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Parent has agreed to guarantee unconditionally the full performance and payment by Purchaser of each of its obligations under the Merger Agreement, subject to the terms and conditions of the Merger Agreement.

Specific Performance

Each of the parties is entitled to specific performance to enforce performance of any covenant or obligation under the Merger Agreement or injunctive relief to prevent any breach thereof.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement by executed written agreement at any time prior to the Acceptance Time.

At any time before the effective time of the Merger, each of the parties to the Merger Agreement may extend the time for performance or waive compliance with any of the agreements or conditions contained in the Merger Agreement to the extent permitted by applicable law.

Summary of the Confidentiality Agreement

On February 16, 2018, the Company and Catalent Pharma Solutions, LLC, a subsidiary of Parent, entered into the Confidentiality Agreement, pursuant to which, subject to certain exceptions, Parent agreed to keep confidential certain non-public information relating to the Company in connection with a possible transaction with the Company. Parent also agreed under the Confidentiality Agreement not to solicit for hire until February 16, 2019 any individual serving as an officer of the Company or any employee of the Company or any of its affiliates holding a title of Vice President or above with whom Parent has had substantial contact, or who was specifically identified to Parent, during Parent’s investigation of the Company and its business. In addition, Parent agreed, subject to certain exceptions, to a standstill provision pursuant to which Parent agreed not to take certain acquisition-related actions until August 16, 2019, subject to certain other fall-away provisions. The foregoing summary is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO filed by Catalent, Parent and Purchaser with the SEC on July 17, 2018 and is incorporated herein by reference.

12.	Source and Amount of Funds

Parent and Purchaser estimate that Purchaser will need up to approximately $151.1 million to purchase all of the Shares pursuant to the Offer and the Merger Agreement, to consummate the Merger (including payments for Stock Options, Restricted Stock Units and any other payment referred to in the Merger Agreement) pursuant to the Merger Agreement and to pay related fees and expenses, which Parent plans to finance using cash on hand, and they do not anticipate that the use of such case for such purposes will affect Parent’s current financial ratings. We do not believe that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	cash is the only consideration that we are paying to the holders of Shares in connection with the Offer;

•	the Offer is not subject to any financing condition; and

•	we are offering to purchase all of the outstanding Shares in the Offer.

13.	Conditions to the Offer

Notwithstanding any other term or provision of the Offer or the Merger Agreement, Purchaser will not be obligated to irrevocably accept for payment, or, subject to the rules of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to purchase or return the tendered Shares promptly after termination or withdrawal of the Offer), purchase any Shares validly tendered (and not validly withdrawn prior to the expiration time of the Offer) pursuant to the Offer (and not theretofore accepted for payment or paid for), unless there have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its controlled Affiliates (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received), represent one more Share than 50% of the sum of (x) the total number of Shares outstanding at the time of the expiration of the Offer, plus (y) the aggregate number of Shares then issuable to optionholders from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which such Shares have not yet been issued to such exercising optionholders) (such condition, the “Minimum Condition”).

In addition and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Merger Agreement, Purchaser will not be required to, and Parent will not be required to cause Purchaser to, irrevocably accept for payment or, subject to any applicable rules of the SEC, including

Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), purchase any Shares validly tendered (and not validly withdrawn prior to the expiration time of the Offer) pursuant to the Offer (and not theretofore accepted for purchase) if at any time on or after the date of the commencement of the Offer and prior to the expiration time of the Offer, any of the following events shall have occurred and be continuing at the expiration time of the Offer:

•	the Merger Agreement has been terminated in accordance with its terms;

•

any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

•

(i) except as provided in clauses (ii) and (iii) below, the representations and warranties of the Company set forth in the Merger Agreement are not true and correct (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or similar standard or qualification) as of the date of the Merger Agreement and as of the expiration time of the Offer as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Section 4.1(a) of the Merger Agreement (Due Organization), Section 4.5 of the Merger Agreement (Absence of Changes), Section 4.17 of the Merger Agreement (Authority; Binding Nature of Agreement), Section 4.21 of the Merger Agreement (Opinion of Financial Advisor) and Section 4.22 of the Merger Agreement (Brokers) are not true and correct in all material respects as of the date of the Merger Agreement and as of the expiration time of the Offer as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct in all material respects as of such earlier date); and (iii) the representations and warranties of the Company set forth in Section 4.3(a) of the Merger Agreement (Capitalization) are not true and correct as of the date of the Agreement and as of the expiration time of the Offer as though made on and as of such date and time, except for de minimis inaccuracies;

•

the Company has not performed or complied in all material respects with the obligations or covenants required to be performed by it under the Merger Agreement and such failure to perform or comply has not been cured prior to the expiration time of the Offer;

•

the Company has not delivered to Parent, dated as of the expiration time of the Offer, a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in the immediately preceding two bullets have been satisfied as of immediately prior to the expiration time of the Offer; or

•

since the date of the Merger Agreement, there has occurred and is continuing any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

The foregoing conditions, other than the Minimum Condition, are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser, and the Minimum Condition may be waived by Parent and Purchaser only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted in whole or in part at any time and from time to time.

14.	Dividends and Distributions

The Merger Agreement provides that neither the Company nor its subsidiaries will, between the date of the Merger Agreement and the Acceptance Time, declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (except for dividends paid by the Company’s subsidiaries to the Company, among other exceptions). See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Other Covenants.”

15.	Certain Legal Matters

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by the Company with the SEC and other information regarding the Company, Parent and Purchaser are not aware of any license or other regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filing, approval or other action by or with any governmental entity or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate. In such an event, Purchaser may not be required to purchase any Shares in the Offer. See Section 13 — “Conditions to the Offer.”

Stockholder Approval. The Company has represented in the Merger Agreement that the execution, delivery and performance of the Merger Agreement by the Company and the consummation by the Company of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. As described below, a vote of holders of Shares to adopt the Merger Agreement is not required in the event the Merger is consummated pursuant to Section 251(h) of the DGCL, which provides that, if a corporation owns more than 50% of the outstanding shares of each class and series of stock of a subsidiary corporation following the consummation of a tender offer, and subject to certain other conditions and limitations, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the stockholders of such other corporation. According to the Company’s Amended and Restated Certificate of Incorporation, as amended, the Shares are the only securities of the Company that entitle the holders thereof to voting rights. If, following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser and Parent will be able to complete the Merger without any vote on the adoption of the Merger Agreement by the holders of Shares.

State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, the Company is subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 would prevent an “interested stockholder” (generally defined as a person beneficially owning 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (as defined in

Section 203) with a Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares), or (iii) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The Company has represented to Parent and Purchaser in the Merger Agreement that the Company Board has taken and will take all action necessary to render Section 203 inapplicable to the Merger Agreement and all other agreements, instruments and documents to be executed by Parent, Purchaser and the Company in connection therewith and the transactions contemplated thereby. Further, the Company has represented to Parent and Purchaser in the Merger Agreement that, assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in the Merger Agreement, none of the restrictions on “business combinations” set forth in Section 203, any rights agreement or “poison pill” arrangement or any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar law applicable to the Company apply to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement.

Purchaser has not attempted to comply with any other state takeover statute in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended to waive that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 13 — “Conditions to the Offer.”

Appraisal Rights. No appraisal right is available in connection with the Offer. However, under the DGCL, stockholders who do not tender in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to dissent with respect to the Merger and to receive payment in cash for the “fair value” of their Shares after the Merger is completed. The term “fair value” means the value of the Shares immediately before the effective time of the Merger and may be less than, equal to or greater than the Offer Price.

As described more fully in the Schedule 14D-9, in order to exercise appraisal rights under Section 262 of the DGCL, a stockholder must do all of the following:

•

within the later of the consummation of the Offer and August 6, 2018, which is 20 days after the mailing of the Schedule 14D-9 (which date of mailing is July 17, 2018), deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the effective time of the Merger.

Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the Schedule 14D-9 and Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

The foregoing summary of the rights of the Company’s stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by the stockholders of the Company desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its, his or her rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Merger. A stockholder may withdraw its, his or her demand for appraisal by delivering to us a written withdrawal of its, his or her demand for appraisal and acceptance of the Merger.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. We recommend that any Company’s stockholder wishing to pursue appraisal rights with respect to the Merger consult a legal advisor.

Any merger or other similar business combination with the Company would also have to comply with any applicable U.S. federal law. In particular, unless the Shares were deregistered under the Exchange Act prior to such transaction, if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive cash for their Shares in an amount at least equal to the price paid in the Offer, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

16.	Fees and Expenses

We have retained the Depositary and the Information Agent in connection with the Offer and the Merger. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fee or commission to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In those jurisdictions where applicable law requires the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Purchaser and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendment thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 under “Certain Information Concerning the Company — Available Information.”

The Offer does not constitute a solicitation of proxies for any meeting of the Company’s stockholders. Any solicitation that Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

CATALENT, INC.

CATALENT PHARMA SOLUTIONS, INC.

CATALENT BOSTON, INC.

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND

THE EXECUTIVE OFFICERS OF PURCHASER, PARENT AND CATALENT

1.	Directors and Executive Officers of Purchaser.

The following table sets forth information about the directors and executive officers of Purchaser as of July 17, 2018.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Steven L. Fasman United States Director, Senior Vice President, General Counsel & Secretary	Please see Mr. Fasman’s biographical information set forth in Section 3 of this Schedule A.

Michael J. Grippo United States Director

Michael J. Grippo, age 49, has been Catalent’s Vice President for Corporate Development since March 2016. Prior to joining Catalent, Mr. Grippo served as Vice President Business Development for C.R. Bard, Inc. from 2011 to 2016 and, prior to that, served as Vice President Corporate Development and Strategy for Hill-Rom Holdings, Inc. from 2006 to 2011. He holds a Bachelor of Arts degree from Princeton University and a Master in Business Administration degree from New York University.

John R. Chiminski United States President and Chief Executive Officer	Please see Mr. Chiminski’s biographical information set forth in Section 3 of this Schedule A.

Wetteny Joseph United States Senior Vice President, Chief Financial Officer and Assistant Treasurer	Please see Mr. Joseph’s biographical information set forth in Section 3 of this Schedule A.

2.	Directors and Executive Officers of Parent.

The following table sets forth information about the directors and executive officers of Parent as of July 2, 2018.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
John R. Chiminski United States Director, President and Chief Executive Officer	Please see Mr. Chiminski’s biographical information set forth in Section 3 of this Schedule A.

Steven L. Fasman United States Director, Senior Vice President, General Counsel & Secretary	Please see Mr. Fasman’s biographical information set forth in Section 3 of this Schedule A.

Wetteny Joseph United States Director, Senior Vice President, Chief Financial Officer and Assistant Treasurer	Please see Mr. Joseph’s biographical information set forth in Section 3 of this Schedule A.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information

Jonathan Arnold United Kingdom President, Oral Drug Delivery	Please see Mr. Arnold’s biographical information set forth in Section 3 of this Schedule A.

William Downie United Kingdom Senior Vice President, Global Marketing & Sales	Please see Mr. Downie’s biographical information set forth in Section 3 of this Schedule A.

Aristippos Gennadios United States President, Softgel Technologies	Please see Dr. Gennadios’s biographical information set forth in Section 3 of this Schedule A.

Scott Gunther United States Senior Vice President, Quality & Regulatory Affairs	Please see Mr. Gunther’s biographical information set forth in Section 3 of this Schedule A.

Paul Hegwood United States President, Clinical Supply Services

Paul Hegwood, Jr., age 60, was appointed President of Catalent’s Clinical Supply Services business unit in May 2018. Prior to this appointment, Mr. Hegwood served as its Vice President, Clinical Supply Services Operations, where he oversaw all clinical supply facilities with an emphasis on quality, service delivery excellence, and operational harmonization, and Global Vice President, Customer Service Excellence, where he focused on driving excellence and service delivery throughout Catalent’s global network. Prior to joining Catalent, Mr. Hegwood held senior operational roles at Stanadyne Corporation, Delphi, and General Motors. Mr. Hegwood has a Bachelor of Science in Mechanical Engineering degree from Kettering University and a Master in Business Administration degree from the University of Michigan.

Barry Littlejohns United States President, Biologics & Specialty Drug Delivery	Please see Mr. Littlejohns’s biographical information set forth in Section 3 of this Schedule A.

Alessandro Maselli Italy Senior Vice President, Global Operations	Please see Mr. Maselli’s biographical information set forth in Section 3 of this Schedule A.

Lance Miyamoto United States Senior Vice President, Human Resources	Please see Mr. Miyamoto’s biographical information set forth in Section 3 of this Schedule A.

3.	Directors and Executive Officers of Catalent.

The following table sets forth information about the directors and executive officers of Catalent as of July 2, 2018.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
John R. Chiminski United States Chair of the Board, President and Chief Executive Officer

John R. Chiminski, age 54, has led Catalent as Chief Executive Officer since March 2009. He has served as a director on the Catalent Board since February 2009 and as Chair of the Catalent Board since October 2016. He joined Catalent after more than 20 years of experience at GE Healthcare in engineering, operations, and senior leadership roles. From 2007 to 2009, Mr. Chiminski was President and Chief Executive Officer of GE Medical Diagnostics, a global business with sales of $1.9 billion. From 2005 to 2007, he served as Vice President and General Manager of GE Healthcare’s Global Magnetic Resonance Business, and from 2001 to 2005, as Vice President and General Manager of Global Healthcare Services. Earlier at GE, he held a series of cross-functional leadership positions in both manufacturing and engineering, including a GE Medical Systems assignment in France. Mr. Chiminski holds a B.S. from Michigan State University and an M.S. from Purdue University, both in electrical engineering, as well as a Master’s degree in Management from the Kellogg School of Management at Northwestern University.

Jack Stahl United States Lead Director

Jack Stahl, age 65, has been a director on the Catalent Board since August 2014, and has served as the Catalent Board’s Lead Director since October 2016. Mr. Stahl was the President and Chief Executive Officer of Revlon, Inc. from 2002 until his retirement in 2006. Prior to joining Revlon, Mr. Stahl served as President and Chief Operating Officer of The Coca-Cola Company from 2000 to 2001, having previously served in various management positions since joining the company in 1979. Mr. Stahl is chairman of the board of managers of New Avon LLC and serves on the board of Advantage Solutions LLC and on the U.S. board of advisors of CVC Capital. Additionally, Mr. Stahl formerly served on the boards of Schering-Plough Corporation, Dr Pepper Snapple Group, Saks, Inc., Coty Inc., and Royal Ahold Delhaize. Mr. Stahl holds a bachelor’s degree in economics from Emory University and a master’s degree from the Wharton School of Business at the University of Pennsylvania.

Madhavan Balachandran United States Director

Madhavan Balachandran, age 67, has been a director on the Catalent Board since May 2017. Mr. Balachandran was Executive Vice President, Operations of Amgen Inc., a global biotechnology company (“Amgen”), from August 2012 until July 2016 and retired as an Executive Vice President in January 2017. Mr. Balachandran joined Amgen in 1997 as Associate Director, Engineering. He became Director, Engineering in 1998, and, from 1999 to 2001, he held the position of Senior Director, Engineering and Operations Services before moving to the position of Vice President, Information Systems from 2001 to 2002. Thereafter, Mr. Balachandran was Vice President, Puerto Rico Operations from May 2002 to February 2007. From February 2007 to October 2007, Mr. Balachandran was Vice President, Site

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information

Operations, and, from October 2007 to August 2012, he held the position of Senior Vice President, Manufacturing. Prior to his tenure at Amgen, Mr. Balachandran held leadership positions at Copley Pharmaceuticals, now a part of Teva Pharmaceuticals Industries Ltd., and Burroughs Welcome Company, a predecessor through mergers of GlaxoSmithKline plc. Mr. Balachandran holds a Master of Science degree in Chemical Engineering from The State University of New York at Buffalo and an MBA from East Carolina University.

J. Martin Carroll United States Director

J. Martin Carroll, age 68, has been a director on the Catalent Board since July 2015. He served as President and Chief Executive Officer of Boehringer Ingelheim Corporation and of Boehringer Pharmaceuticals, Inc. from 2003 until 2011 and as Head, Corporate Strategy and Development of Boehringer Ingelheim GmbH from 2012 until his retirement in 2013. Mr. Carroll served as a director of Boehringer Ingelheim Corporation from 2003 until December 2012. Mr. Carroll joined the Boehringer Ingelheim organization in 2002 as President of Boehringer Pharmaceuticals, Inc. Mr. Carroll worked at Merck & Company, Inc. from 1976 to 2001. From 1972 to 1976, Mr. Carroll served in the United States Air Force, where he attained the rank of Captain. Mr. Carroll has been a director of Mallinckrodt plc since June 2013, serving as Chair of its Compliance Committee, and has also served as a director of TherapeuticsMD, Inc. since March 2015. He served as a director of Inotek from April 2016 to June 2016 and as Chairman of its Board from June 2016 until January 2018 when Inotek was sold to Rocket Pharmaceutical. Mr. Carroll also served as a director of Durata Therapeutics, Inc. from August 2014 until November 2014 when it was acquired by Actavis plc, and as a director of Vivus, Inc. from May 2013 until September 2014. Mr. Carroll received a B.A. in accounting and economics from the College of the Holy Cross and an M.B.A. from Babson College.

Rolf Classon United States Director

Rolf Classon, age 72, has been a director on the Catalent Board since August 2014. From October 2002 until his retirement in July 2004, Mr. Classon was Chairman of the Executive Committee of Bayer HealthCare AG, a subsidiary of Bayer AG. He served as President of Bayer Diagnostics from 1995 to 2002 and as Executive Vice President of Bayer Diagnostics from 1991 to 1995. Prior to 1991, Mr. Classon held various management positions with Pharmacia Corporation. Mr. Classon currently serves as Chairman of the Board of Directors of Perrigo Company plc and as a member of the Supervisory Board of Fresenius Medical Care. He was previously Chairman of the Board of Directors of Tecan Group Ltd., serving from 2009 until April 2018. Mr. Classon served as Chairman of the Board of Directors of Hill-Rom Holdings, Inc. from 2006 until March 2018, also serving as Vice Chairman of the Board from 2003 through May 2005 and as interim chief executive officer from May 2005 until March 2006. From 2005 to 2015, Mr. Classon served as Chairman of the Board of Directors of Auxilium Pharmaceuticals, Inc., and as Vice Chairman from March 2005 to April 2005. Mr. Classon previously served as a director of

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information

Sequanna Medical AG from 2016 until 2017, Aerocine AB, Stockholm from 2013 until 2015, Millipore Corporation from 2005 until 2010, Prometheus Laboratories Inc. from 2004 until 2010, and Enzon Pharmaceuticals Inc. from January 1997 until 2011. Mr. Classon received his Chemical Engineering Certificate from the Gothenburg University School of Engineering and a Business Degree from Gothenburg University.

Rosemary A. Crane United States Director

Rosemary A. Crane, age 58, has been a director on the Catalent Board since February 2018. Ms. Crane is currently a member of the board of directors of each of Edge Therapeutics, Inc., Teva Pharmaceutical Industries Limited, and Zealand Pharma A/S and has previously served as a director of Unilife Corporation, Cipher Pharmaceuticals, MELA Sciences, Inc., Epocrates Inc., and Targanta Therapeutics. Ms. Crane retired in 2014 from MELA Sciences, Inc., where she served as President and Chief Executive Officer beginning in 2013. From 2011 to 2013, she was a Partner and Head of Commercialization at Appletree Partners and, from 2008 to 2011, served as Chief Executive Officer and President of Epocrates Inc. From 2002 to 2008, Ms. Crane served in several senior executive positions at the Johnson & Johnson Group of Companies, ending as Company Group Chairman, OTC and Nutritional Group. From 1982 to 2002, she was at Bristol-Myers Squibb Company, ending her tenure there as President, U.S. Primary Care. Ms. Crane received her M.B.A. from Kent State University and her B.A. in Communications and English from the State University of New York at Oswego.

John J. Greisch United States Director

John J. Greisch, age 63, has been a director on the Catalent Board since February 2018. Mr. Greisch retired in May 2018 from his position as President and Chief Executive Officer of Hill-Rom Holdings, Inc., a position that he had held since 2010. Prior to that, Inc., Mr. Greisch was President International Operations for Baxter International, Inc., a position he held beginning in 2006. During his seven-year tenure with Baxter, he also served as Baxter’s Chief Financial Officer and as President of Baxter’s BioScience division. Before his time with Baxter, Mr. Greisch was President and Chief Executive Officer for FleetPride Corporation in Deerfield, Illinois, an independent after-market distribution company serving the transportation industry. Prior to his tenure at FleetPride, he held various positions at The Interlake Corporation, including serving as President of its Materials Handling Group. Mr. Greisch currently serves as chairman of the board of Viant, LLC and as a director on the board of Idorsia Pharmaceuticals Ltd., and previously served on the boards of Hill-Rom Holdings, Inc., Actelion Ltd, TomoTherapy, Inc., and AdvaMed. Additionally, he is on the board of directors for Ann & Robert H. Lurie Children’s Hospital of Chicago. He received a Master’s in Management from the Kellogg School of Management at Northwestern University and a B.S. degree from Miami University.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information

Dr. Christa Kreuzburg Germany Director

Dr. Christa Kreuzburg, age 58, has been a director on the Catalent Board since February 2018. Dr. Kreuzburg has been consulting in the healthcare sector since retiring from Bayer AG in 2009, after 19 years of service in a variety of roles, including service as Head of the Bayer Schering Pharma Europe/Canada unit of Bayer Healthcare from 2007 to 2008, and as Head of the Pharma Primary Care/International Operations unit of Bayer Healthcare from 2006 to 2007. She also held roles in the Strategic Planning and Central Research groups. Dr. Kreuzburg is currently a member of the board of directors of Tecan Trading AG of Switzerland and has previously served as a director of Freedom Innovations LLC. Dr. Kreuzburg received her Ph.D. and Bachelor’s degrees in Physical Chemistry from Duisburg University in Germany.

Gregory T. Lucier United States Director

Gregory T. Lucier, age 54, has been a director on the Catalent Board since April 2015. Mr. Lucier is the Chairman and Chief Executive Officer of Nuvasive, Inc., a medical device company focused on developing minimally disruptive surgical products and procedures for the spine. Prior to joining Nuvasive, Inc. in March 2015, Mr. Lucier was Chairman and Chief Executive Officer of Life Technologies Corporation (formerly Invitrogen Corporation), a global biotechnology company, from May 2003 until it was acquired by Thermo Fisher Scientific Inc. in February 2014. Prior to that, Mr. Lucier was a corporate officer at General Electric Company, where he served in a variety of leadership roles. Mr. Lucier is a director of Nuvasive, Inc. and served as a director of Life Technologies Corporation from May 2003 to February 2014 and of Carefusion Corporation from August 2009 until its sale to Becton, Dickinson and Company in March 2015. Mr. Lucier received an M.B.A. from Harvard Business School and a B.S. in industrial engineering from Pennsylvania State University.

Donald E. Morel, Jr., Ph.D. United States Director

Donald E. Morel, Jr., Ph.D., age 60, has been a director on the Catalent Board since November 2015. Dr. Morel retired in June 2015 as Chairman of West Pharmaceutical Services, Inc. (“West”), a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products, a position he had held since March 2003. He also served as West’s Chief Executive Officer from April 2002 until April 2015 and as its President from April 2002 until June 2005. Currently, Dr. Morel serves as Chairman of the Board of Directors of the American Oncologic Hospital of the Fox Chase Cancer Center. He also serves as a Chairman of the Board of Trustees of the Franklin Institute and is a Trustee of Lafayette College. Additionally, Dr. Morel has been a director of Integra Life Sciences Holdings Corporation since August 2013. Prior to that, he served as a director of Kensey Nash Corporation from 2010 until 2012. Dr. Morel obtained a Master of Science degree and a Ph.D. in Materials Science from Cornell University and a Bachelor of Science degree in Engineering from Lafayette College.

Jonathan Arnold United Kingdom President, Oral Drug Delivery

Jonathan Arnold, age 52, was named President of Catalent’s Oral Drug Delivery business in October 2017. Previously, Mr. Arnold served for six years as Vice President and General Manager of Catalent’s Drug

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information

Delivery Solutions business unit. Mr. Arnold’s career in the life sciences contract development and manufacturing organization sector began in 1995, when he joined RP Scherer, a specialist in softgel technologies and now an important part of Catalent, where he served in a variety of international business development and strategic customer account roles over the course of 5 years. Mr. Arnold then spent 11 years working for Patheon in multiple different locations, including Italy, the U.K., and Switzerland, serving in roles of increasing responsibility, including Vice President of Global Supply Chain and, ultimately, Chief Procurement Officer, before returning to Catalent in 2011. Prior to working in the life sciences sector, Mr. Arnold had an international business development and strategic marketing role for the U.K.’s largest waste management company, Shanks & McEwan. Mr. Arnold earned his bachelor’s degree in Agricultural, Biochemistry and Nutrition from the University of Newcastle upon Tyne, U.K.

William Downie United Kingdom Senior Vice President, Global Sales & Marketing

William Downie, age 51, has served as Catalent’s Senior Vice President, Global Sales & Marketing since June 2010. Mr. Downie joined Catalent as Group President, Medication Delivery Solutions, and Senior Vice President, Global Sales & Marketing in October 2009. Prior to joining Catalent, Mr. Downie served as Vice President and Global Leader of Molecular Imaging at GE Healthcare. Before that, he held several executive positions in other GE Healthcare units, including Vice President and General Manager, Medical Diagnostics-Europe, Middle East and Africa, and Vice President of Sales for Medical Diagnostics-Europe. Prior to GE Healthcare, Mr. Downie was with Innovex UK Limited (part of Quintiles, Inc.), where he held several positions in operations and sales/marketing. Earlier in his career, he held leadership positions with Sanofi-Synthelabo UK; Sanofi-Winthrop Limited; and Merck & Co., Inc. Mr. Downie holds a B.S. degree in biochemistry from the University of Edinburgh.

Steven L. Fasman United States Senior Vice President, General Counsel and Corporate Secretary

Steven L. Fasman, age 55, was named Senior Vice President, General Counsel and Corporate Secretary in October 2014, when he joined us. Prior to that, Mr. Fasman served as Executive Vice President-Law of MacAndrews & Forbes Holdings Inc., a privately held diversified holding company, from January 2012 to March 2014. Before that, Mr. Fasman held various positions at MacAndrews & Forbes since 1992 of increasing responsibility. From 2008 through March 2014, Mr. Fasman also served as General Counsel and Chief Compliance Officer of M & F Worldwide Corp., a holding company with interests in financial products, customer calling centers, staffing operations, educational software and flavoring products. From 2008 to 2011, Mr. Fasman also served as a director of SIGA Technologies, Inc., a biodefense company. Mr. Fasman spent his early career at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison, where he focused on domestic and international litigation and regulatory proceedings. Mr. Fasman holds a law degree from Yale University and an A.B. degree in mathematics from Princeton University. Mr. Fasman is a trustee of the Jewish Board of Family & Children’s Services in New York City.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information

Aristippos Gennadios, Ph.D. United States President, Softgel Technologies

Aristippos Gennadios, Ph.D., age 53, has served as Catalent’s President, Softgel Technologies since September 2013. Previously, Dr. Gennadios served as Vice President and General Manager of Softgel Technologies. Dr. Gennadios has worked in the pharmaceutical industry since 1996 in roles including R&D, field sales, business development, operations and leadership. He joined Catalent’s predecessor company, Cardinal Health, in 2002 and has held several key leadership posts within the softgel technologies business including Global Vice President of Business Development for Softgel Technologies, General Manager of the Oral Development Center in Somerset, NJ, and Vice President and General Manager for Rx Softgel and Consumer Health products. Dr. Gennadios holds a bachelor’s degree in chemical engineering from the National Technical University of Athens, Greece and his master’s degree in agricultural engineering from Clemson University. Dr. Gennadios holds a doctorate in engineering from the University of Nebraska and an M.B.A. from Wake Forest University.

Scott Gunther United States Senior Vice President, Quality & Regulatory Affairs

Scott Gunther, age 51, was named Catalent’s Senior Vice President of Quality & Regulatory Affairs in May 2017. Mr. Gunther joined Catalent in 2012 as Vice President, Quality and most recently oversaw the quality function for the United States sites in Catalent’s Drug Delivery Solutions business unit. Previously, he concurrently served as an interim Vice President of Product Development for Catalent’s Drug Delivery Solutions business unit. Prior to joining Catalent, Mr. Gunther spent 22 years with Bristol-Myers-Squibb (“Bristol”) in various roles of increasing responsibility. In his last role at Bristol, he held the position of Executive Director Quality Operations Americas, where he was responsible for quality operations at its manufacturing sites in the U.S., Puerto Rico, and Latin America. Mr. Gunther holds a B.S. degree from the State University of New York College at Buffalo and an M.B.A. degree from Canisius College.

Wetteny Joseph United States Senior Vice President and Chief Financial Officer

Wetteny Joseph, age 46, has served as Catalent’s Senior Vice President and Chief Financial Officer since February 2018. Mr. Joseph first joined Catalent in 2008 as its Vice President and Corporate Controller, and held senior finance positions until October 2015, when he was named President, Clinical Supply Services, one of Catalent’s principal business units. Before joining Catalent, Mr. Joseph held a variety of senior financial positions at the industrial distribution company HD Supply, including as CFO of its $1.2 billion plumbing and HVAC business unit. He also served as Corporate Controller for Hughes Supply, a Fortune 500, NYSE-listed company that was acquired by Home Depot and became part of HD Supply. In his early career, Mr. Joseph spent six years at PricewaterhouseCoopers as an auditor and strategic financial advisor across a variety of industries. Mr. Joseph holds both a master’s and bachelor degrees in accounting from Florida Atlantic University and is a Certified Public Accountant.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information

Barry Littlejohns United States President, Biologics & Specialty Drug Delivery

Barry Littlejohns, age 52, was named Catalent’s President, Biologics & Specialty Drug Delivery in October 2017. Previously, Mr. Littlejohns was named President of Catalent’s Drug Delivery Systems Solutions in July 2013. Prior to that, he led Catalent’s Medication Delivery Solutions business from July 2011 to July 2013. He rejoined Catalent in 2011 after two years as Senior Vice President of Operations and Business Development at Danish biotechnology company Genmab, where his responsibilities included strategic licensing and manufacturing oversight. Prior to Genmab, he served in a broad range of leadership roles at Catalent. These include Vice President of Global Business Operations, Vice President of Commercial Affairs for Medication Delivery Solutions, Vice President and General Manager of Injectables, and various financial, operational and leadership roles. He joined Catalent in 1989 when it was formerly the RP Scherer Corporation. Mr. Littlejohns has a degree in business & finance from Swindon, UK.

Alessandro Maselli Italy Senior Vice President — Global Operations

Alessandro Maselli, age 46, was named Catalent’s Senior Vice President — Global Operations in September 2016. Mr. Maselli joined Catalent in 2010 as Director of Operations at its pharmaceutical, nutritional and cosmetics plant in Aprilia, Italy. In 2013, Mr. Maselli was appointed General Manager of Zydis® operations at Catalent’s facility in Swindon, U.K., and, in 2015, became Vice President of Operations, Europe, for Catalent’s Drug Delivery Solutions business unit. Prior to joining Catalent, Mr. Maselli held operational and business leadership roles at Alstom and SGS S.A. From 1998 to 2006, he held roles of increasing responsibility from process engineer to operations director at ABB Group. Mr. Maselli began his career as automation systems engineer in the food industry. A native of Italy, Mr. Maselli earned bachelor and master degrees in electronic engineering from the University of Rome.

Lance Miyamoto United States Senior Vice President— Human Resources

Lance Miyamoto, age 63, was named Catalent’s Senior Vice President — Human Resources in March 2011. Prior to joining Catalent, Mr. Miyamoto ran his own consulting business, and, prior to that, Mr. Miyamoto held a number of Human Resources leadership roles in other companies, including Executive Vice President of Comverse Technology Inc. He also served as Executive Vice President of HR for AOL LLC, a division of Time Warner Inc., from 2004 to 2007. From 2001 to 2004, Mr. Miyamoto was Executive Vice President of HR for Lexis-Nexis, a $2.2 billion division of Reed Elsevier. He was also a senior executive with Dun and Bradstreet with responsibility for performance development. Mr. Miyamoto is a graduate of Harvard University, and holds an M.B.A. degree from the Wharton School of the University of Pennsylvania, where he was a COGME (Council for Graduate Management Education) Fellow.

The common business address and telephone number for all the directors and executive officers of Catalent, Parent and Purchaser is as follows: c/o Catalent Pharma Solutions, Inc., 14 Schoolhouse Road, Somerset, New Jersey 08873, telephone number: (732) 537-6200.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary and information agent for the Offer is:

American Stock Transfer & Trust Co., LLC

If delivering by hand, express mail, courier,

or other expedited service:

American Stock Transfer & Trust Co., LLC

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Attn: Reorganization Department

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By mail: American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Any questions or requests for assistance may be directed to the Information Agent at its telephone number, email address and/or address listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number, email or address listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

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